ANNUAL
                                                              REPORT
                                                              2003

                                                              PROGEN
                                                              INDUSTRIES LIMITED

CONTENTS

01_ABOUT PROGEN

02_VISION AND MISSION

04_HIGHLIGHTS OF 2002-03

06_CHAIRMAN'S REPORT

07_MANAGING DIRECTOR'S REPORT

10_LEE'S MANAGEMENT TEAM

12_RESEARCH AND DEVELOPMENT

16_COMMERCIAL SERVICES

18_BUSINESS DEVELOPMENT

21_CORPORATE AND FINANCE

22_CORPORATE GOVERNANCE

28_BOARD OF DIRECTORS

30_DIRECTORS' REPORT

36_INDEPENDENT AUDIT REPORT

38_DIRECTORS' DECLARATION

39_STATEMENT OF FINANCIAL PERFORMANCE

40_STATEMENT OF FINANCIAL POSITION

41_STATEMENT OF CASH FLOWS

42_NOTES TO THE FINANCIAL STATEMENTS

66_ASX ADDITIONAL INFORMATION

ABOUT PROGEN

Progen Industries Ltd. (Progen), ASX: PGL, NASDAQ: PGLAF; discovers, develops and commercializes small molecule therapeutics for the treatment of cancer and other diseases. The company has particular focus on the inhibition of heparanase and angiogenesis-related factors, including VEGF, FGF-1 and FGF-2. Progen's lead drug candidate, PI-88, has spun out of research from Professor Chris Parish's group (John Curtin School of Medical Research at ANU) and is showing encouraging activity in a Phase I Melanoma trial. The company's second compound, PI-166, is currently in a Phase I clinical trial in patients with inoperable primary liver cancer (hepatoma).

Progen's in-house R&D activities are focused on the structure-based design of inhibitors of carbohydrate-protein interactions and Progen collaborates with world class research institutes to support these activities. The company has a collaborative research program with Professor Mark von Itzstein at Griffith University to develop inhibitors of the enzyme heparanase.

Professor Martin Banwell at the Australian National University works with Progen to develop carbohydrate mimics that interfere with carbohydrate-protein interactions involved in disease.

The company's Commercial Services operation incorporates two business units - Contract Manufacturing and Life Sciences. Contract Manufacturing provides the manufacture and development of bio-products to international and domestic customers. This activity is complemented by a fully-maintained pilot facility for manufacturing that complies with the Australian Therapeutic Goods Administration (TGA) approved code of Good Manufacturing Practice (GMP). Life Sciences supplies a range of research products to the Australian and New Zealand scientific research markets. The product range includes Progen's own product label as well as those of major international life science companies marketed under distribution agreements.


                                                           Annual Report_2003_01

VISION AND MISSION


VISION
--------------------------------------------------------------------------------

Our Vision is to create long-term shareholder value through discovery and development of therapeutic products and the provision of quality services to the biotechnology and pharmaceutical industries for the promotion of health and life.


MISSION (To succeed we must)
--------------------------------------------------------------------------------

- Be a world leader in design and development of drugs that disrupt carbohydrate-protein interactions involved in human disease.

-    Deliver biopharmaceutical manufacturing to world-class standards.

-    Provide excellence in customer service.

- Maintain the trust of employees, customers and shareholders by communicating consistently and delivering on our commitments.

-    Foster a culture of innovation and teamwork.


02_PROGEN_Industries Limited

[PICTURE OMITTED]

PICTURED HERE US A PROGEN PI-88 CLINICAL TRIAL PATIENT AT HER SON'S BASEBALL GAME. SHE IS A LATE STAGE MELANOMA PATIENT PARTICIPATING IN OUR PHASE I/II PI-88 TRIAL.

- Photo by Maria J. Avila, Rocky Mountain News, July 2003


                                                           Annual Report_2003_03

HIGHLIGHTS OF 2002-03

[PICTURE OMITTED]

Left_This melanoma patient has been administering PI-88 for over two years.He is pictured here with Dr Scott Holden, Assistant Professor of Oncology at the University of Colorado Cancer Center and principal investigator in Progen's Phase I/II solid tumor trial.

OUR ACHIEVEMENTS IN THE LAST YEAR

July_2002
--------------------------------------------------------------------------------
- Drug Design milestone achieved Progen has developed a proprietary procedure to isolate heparanase and grow enzyme crystals.


August_2002
--------------------------------------------------------------------------------
-    MOU signed with CSIRO for future manufacturing.

     Early stage drug research developed at the CSIRO may be directed to Progen for cGMP manufacturing and clinical trial management as projects progress to clinical trials.


September_2002
--------------------------------------------------------------------------------
- First patient recruited for Phase I human trial of PI-88 in combination with Taxotere(R) in Denver Colorado.

- Late stage preclinical cancer candidate, PI-166, added to drug development pipleline through exclusive worldwide license with Unisearch [the commercial- isation company of The University of New South Wales (UNSW)].


October_2002
--------------------------------------------------------------------------------
- PI-166 receives hospital ethics committee approval to be investigated in a Phase I liver cancer trial.


November_2002
--------------------------------------------------------------------------------
- First human cancer data reported for PI-88. PI-88 administered subcutaneously is well tolerated and demonstrates anti-tumor activity.


December_2002
--------------------------------------------------------------------------------


04_PROGEN_Industries Limited

January_2003
--------------------------------------------------------------------------------
- PI-166 commences Phase Ib human trial at the St George Hospital in Sydney in patients with inoperable primary liver cancer (hepatoma).

-    Contract signed with Sequella Inc. to manufacture tuberculosis protein.


February_2003
--------------------------------------------------------------------------------


March_2003
--------------------------------------------------------------------------------
- Contract signed with Peplin Biotech Ltd, to manufacture Peplin's anti-cancer compound, PEP 005, for human clinical trials.


Apri_2003
--------------------------------------------------------------------------------
-    Release of encouraging interim PI-88 results.


May_2003
--------------------------------------------------------------------------------
-    Formation of new Business Development Unit.


June_2003
--------------------------------------------------------------------------------
- Successful completion of a shareholders' share purchase plan and private placement raising AUD $3.5M.


                                                           Annual Report_2003_05

CHAIRMAN'S REPORT

On behalf of the Board of Directors, I am pleased to present our annual report on the company activities for the year ended 30th June 2003.

We were very appreciative of the successful outcome of the recent share purchase plan and the support provided by our shareholders.

Our focus in 2004 is the pursuit of an out-licensing or partnership agreement with a leading Pharmaceutical or Biotechnology company for our lead compound PI-88. This partnership is important in that it secures an accelerated path to commercialisation. It is an approach adopted by most Biotech companies of our size. Partnership efforts will run in parallel whilst maintaining the pace on ongoing clinical trials that form part of the current PI-88 development program. In anticipation of a successful outcome for PI-88 commercialisation, further advances in our Drug Design efforts are needed to provide future lead compounds to fuel our Drug Development capability.

Opportunities are continuously being considered at a corporate level to grow and realize value for our shareholders. In-licensing opportunities will supplement our Drug Design efforts with a view to building a drug development pipeline. Enhancing investor relationships in both the United States and Australia continues to be a high priority, particularly as PI-88 gains increased recognition.

Consequently, in order to fulfil the company's growth objectives we foresee a likelihood that further funding will be sought in the near future. Additional capital will allow us to pursue the key tenets of our business plan that seeks to leverage existing capabilities and successes and seize market opportunities that will provide the company with its next level of growth.

Your continuing support of the Company is fundamentally important and appreciated by the Board of Directors and our staff.

I would also like to sincerely thank my Board of Directors and staff for their important contribution and support during the year.


/s/ Stephen Chang
Stephen Chang
Chairman


06_PROGEN_Industries Limited

MANAGING DIRECTOR'S REPORT

OBJECTIVES FOR 2003

-    Progress PI-88 Ph II program according to milestones.

-    Pursue PI-88 out-licensing opportunities.

     Meet or surpass yearly heparanase project milestones.

-    Meet or surpass yearly technology platform [START grant] milestones.

- Firm up and market technology platform capabilities to allow for potential commercialisation alliance.

-    Maintain PI-88 clinical supply.

- Continue to strengthen Commercial Services activities by realising opportunities for increased revenue and profitability.

-    Continue to build up commercially focused IP portfolio.

- Maintain informative communication program with shareholders and stakeholders.

-    Continue active screening/assessment of in-licensing opportunities.

OBJECTIVES FOR 2004

- Advance PI-88 and PI-166 clinical programs through to completion with strong emphasis on recruitment into trials.

- Secure PI-88 and/or PI-166's advanced development and commercialization through partnership deal(s).

- Screen technology licensing opportunities that will build the drug development pipeline.

- Realize commercial opportunity for Drug Design capability through to the realisation of an industry alliance.

- Assess growth opportunities for commercial operations whilst maintaining financial revenue and profit targets.

- Assess market opportunities that will provide significant company opportunities for growth and/or realization of shareholder value.


                                                           Annual Report_2003_07

THIS YEAR HAS BEEN ANOTHER SOLID YEAR OF PROGRESS FOR THE COMPANY IN AN INCREASINGLY CHALLENGING MARKET ENVIRONMENT. FOCUSING ON DELIVERY OF KPIS [KEY PERFORMANCE INDICATORS] AND PRUDENT ALLOCATION OF FINANCIAL AND HUMAN RESOURCES HAS LED TO SIGNIFICANT ADVANCES IN ALL DIVISIONAL OPERATIONAL ACTIVITIES. THE FOLLOWING COMMENTARY CAN BE MEASURED UP AGAINST THE STATED OBJECTIVES THAT HAVE BEEN TABLED FOR YOUR REFERENCE IN THE FRONT OF THIS REPORT.



PROGRESSING PI-88 TO A PARTNERSHIP DEAL

The major highlight of the company's activities remains the progress of our flagship anti-cancer product PI-88, which continues to move through clinical development [patient clinical trials] in three countries. Progress is highlighted by the completion of our first Phase II clinical trial in multiple myeloma in July 2003. The stated clinical objective of this trial was achieved and evidence of activity with PI-88 in this disease has now been seen. The data from this trial will now form a composite of encouraging data that is/will be presented to interested Pharma and Biotech companies. A clinical summary of all trials is available in table form in the R&D section of this report. Emerging data from the clinical program continues to add to the body of evidence of PI-88 as a potential anticancer product. These data and market opportunities are being utilized to accelerate partnering [out-licensing] initiatives.

The company's commercial plan for PI-88 for the past several years has consistently been to 'value-add' up to the end of the Phase II clinical program in parallel whilst seeking partnering opportunities for the final stage of development [clinical Phase III], regulatory approval and final release to market. As a result of the increasing recognition of PI-88 in industry circles, PI-88 has been on the industry 'watch list' for several Big Pharma and Biotech companies for some time and they continue to follow the product's development with interest. Augmentation of the data set with encouraging new clinical data now allows for better accessibility to potential partners who are looking for proof-of-concept in early patient trials to aid product assessment for partnership deals.

In addition to the encouraging patient data that is emerging from the clinical program, a concerted partnering effort is also ideal now because of several external factors in the company's favour.

- ASCO [American Society of Clinical Oncology] is the largest global cancer conference held annually in the U.S. Phase III data at that conference was released on a promising new product AVASTIN(TM) that goes towards validating the mode of action [anti-angiogenesis] of PI-88 for the treatment of cancer. This compound is being developed by US Biotech giant Genentech Inc. and following the release of this data, the company's market capitalization has increased by US$20 billion.

- The U.S. FDA, which is the equivalent regulatory body to our TGA, announced efforts by its new commissioner Mark McClellan and his cancer drug chief to modify rules to allow faster assessment of potential drugs that aid serious diseases with unmet medical need.

- Large Pharma and Biotech companies are increasing their appetite for in-licensing of compounds due to lower than expected internal drug discovery productivity and surging drug development costs.

- For the foreseeable future cancer remains a focused priority for Pharma and Biotech companies, Regulators, Payers, Carers and Patients.

- There will be continued pressure on affordable new drugs for serious diseases such as cancer that have yet to find a cure. The revision of the generic substitution policy and the allowance of parallel importing of drugs into the U.S. is testament to this trend.

To this end, the Business Development function at Progen has now been increased by the addition of two U.S. experienced professionals who will accelerate this important company opportunity by the implementation of a concerted licensing strategy. Dr. Darren Schliebs will be leading this charge and he provides an outline in a following section of this report.


08_PROGEN_Industries Limited

In parallel to these increased licensing initiatives and other important company activities, public relations is now being managed internally to allow more efficient and effective response to significant company announcements and corresponding disclosure requirements. Whilst activity is being managed under the auspices of Business Development, strategy and direction of this important role remains a corporate function.

NEW PIPELINE PRODUCT - PI-166

As part of the stated objectives in last year's report, a promising product, code-named PI-166, for the treatment of advanced liver cancer was in-licensed from the University of NSW in Oct 2002. The lead-up to the patient trial following this agreement was rapid. Within two months of the signing of this agreement, a clinical trial protocol was conceived, designed and subsequently approved by the hospital ethics committee and PI-166 entered human clinical trials in January 2003. PI-166's inventor Prof. David Morris and his team are conducting the Phase Ib clinical trial in Australia. It is premature to speculate on the potential of this product at this early stage, but we remain quietly optimistic about the potential of this therapy for such a serious disease that has so few treatment options. One only has to gauge the priority and success afforded to the treatment of chronic Hepatitis B & C, that has become a multi-billion dollar industry, to appreciate that a significant number of patients that do not respond or relapse to current treatments face the prospect of chronic liver damage and potential liver cancer. Apart from introducing another promising new opportunity to the company, PI-166 has diversified the risk associated with clinical development on PI-88 and utilizes resident expertise in cancer development and commercialisation.

FUTURE PIPELINE PRODUCTS

In the research area, our focus is capitalizing on 10 years of intellectual capital surrounding the role of specific carbohydrates [sugars] and their associated protein interactions in disease development. Good progress is being made [according to the $3.1M Federal START Grant funding milestones] to consolidate and broaden our understanding in this area with our collaborator Prof. Martin Banwell [ANU] and we are assessing opportunities for commercialisation of this capability. A recent Massachusetts Institute of Technology [MIT] review predicts that the 'Glycomics' or the study of carbohydrates or sugars in disease will be one of the 10 most prominent developments that will change the world. Progen is encouraged to be at the cusp of this innovative research area. PI-88, which is a semi-synthetic carbohydrate demonstrates our capability to discover, develop and manufacture a drug bearing this promising attribute. Our other collaborative research effort with Griffith University [Prof. Mark von Itzstein] is to develop an inhibitor of the enzyme heparanase. Some project delays have been experienced but the program leader is confident that current efforts will produce the desired results.

COMMERCIAL ACTIVITIES

Our Commercial Services divisions [Contract Manufacturing and Lifesciences Sales & Distribution] continue to perform well. Another year of overall growth in revenue of 24% has been attained. Commercial Service activity remains focused and reliant on the delivery of high quality performance to client expectations at competitive pricing and a commitment to customer satisfaction in order to drive business growth. Our ability to operate under stringent legislation and regulation and attract new and repeat business clientele is attestation to our competency in commercial operations. While our main driver in the current year will be to build on measurable operational performance, several strategic initiatives to maintain growth are being considered to address capacity limitations that are foreseen at the current Darra facility in future.

THE ROAD AHEAD

Maintaining operational performance and achieving the desired outcomes for the aforementioned initiatives will be critical as we look beyond to the next stage of the company's growth. Strategic considerations that have not been deliberated here due to reasons of confidentiality and commercial sensitivity are continually being assessed, as part of the business planning cycle to determine how new opportunities can be acted upon to achieve realistic company growth outcomes. We remain encouraged and excited about the prospect of evolving with the burgeoning Biotech industry in Australia and the prospects that the industry at large holds for all stakeholders.

I conclude once again with a sincere statement of thanks to all of our dedicated staff who represent the engine room and core competency of the company. Their dedication and perseverance is not only an encouragement, but paramount to the achievement of shareholder value.


/s/ Lewis Lee
LEWIS LEE
MANAGING DIRECTOR


                                                           Annual Report_2003_09

LEE'S MANAGEMENT TEAM

[PICTURE OMITTED]

MILTON MCCOLL HONS.B.COMPT, ACA, ACIS
Company Secretary and Chief Financial Officer

McColl was appointed Company Secretary and Chief Financial Officer in December 2001. He has had 26 years experience in commerce and public practice and has held senior positions in a number of listed companies. He has played an active role in a start up, e-commerce on line share trading company (e-Shares Corporation Ltd) and held the position of Company Secretary and Financial Controller when the company listed. Prior to this he held similar positions in three other listed companies within the mining industry (Frazer Range Granite Ltd; Golden Valley Mining NL; Churchill Resources Group) where he worked closely with the board of directors in managing projects and negotiating contracts. He has spent several years in the audit and taxation environment with some of the most reputable accounting firms in South Africa and Australia including Deloitte Touche Tohmatsu . He is an Associate Member of both the Institute of Chartered Accountants and Chartered Secretaries of Australia and holds a Hons Bachelor of Accounting Science degree.


10_PROGEN_Industries Limited

DARREN SCHLIEBS B.SC. (HONS), PH.D
Vice President Business Development

Schliebs joined us in May 2003 as Vice President for Business Development. He brings international business development experiences coupled to a strong background in scientific research and biotechnology. Prior to joining Progen Schliebs was Business Development Manager for Australian biotech Alchemia Pty. Ltd., and was located in the San Francisco Bay Area in the United States. He was with Alchemia from 1998 to 2003, the last 3 years of which was spent in the U.S. This was preceded in 1997 by a research position at The Australian National University, and earlier Doctoral studies at The University of Adelaide and The Australian National University, along with a stint at Loughborough University in the U.K. He has published several articles in scientific journals, a patent and has authored articles in science magazines. Schliebs holds a B.Sc. with first class honours in Organic Chemistry from the University of Adelaide and a Ph.D. in Chemistry from The Australian National University.


ROBERT DON B.SC. (HONS), PH.D.
Vice President Research & Development

Don joined Progen in 1994 as Vice President of Research and Development. During this period, he has developed the research strategy for both clinical development of PI-88 and Progen's drug discovery research platform. From 1989 to 1994, he was a Program Leader at the Centre for Molecular Biology and Biotechnology at the University of Queensland, Australia. In this role, he lead a research group in the study of molecular genetics of embryonal development. Prior to this, he spent time as a research scientist at CSIRO in Brisbane where he worked on development of animal vaccines as part of a collaborative research program with CSL from1988 to 1989. He was senior scientific officer at the Oncology Research Centre, Prince of Wales Hospital in Sydney from 1986 to 1988. From 1983 to 1986 he served as a research fellow of the Department of Medical Biochemistry at the University of Geneva, Switzerland working on collaborative research with the Bayer Pharmaceutical company. Don has published numerous articles on molecular genetics. He holds a Ph.D. in microbiology from the University of Queensland, Australia.


GREG ORDERS B.SC. M.SC. DIP. ED.
General Manager Contract Manufacturing

Orders joined us in April 2001 as Quality Assurance Manager, served as the Acting General Manager of Contract Services from October 2001 until August 2002, at which time he was appointed General Manager Contract Manufacturing. From 1995 to 2001, he held various positions in quality assurance and pharmaceutical manufacture for Sigma Pharmaceuticals Pty. Ltd, a Melbourne, Australian-based contract pharmaceutical manufacturer. From 1993 to 1995, he worked at the virology and bacteriology laboratories of Fernz Corporation, a New Zealand manufacturer of interferon tablets. Orders holds a B.Sc. and a Masters in Molecular Science from LaTrobe University in Melbourne, Australia.


RODNEY STEWART, B.SC. M.APP.SC.
Sales and Marketing Manager (Life Sciences)

Stewart has been our Sales and Marketing Manager (Life Sciences) since May 2000, and joined us in 1998 as a Technical and Marketing Support Officer. From 1995 to 1998, he was the technical services manager of Bio-Rad Laboratories, an Australian global supplier of life sciences research products. Stewart holds a B.Sc. in biology and microbiology from the University of Sydney, Australia, and a Master of Applied Science in biopharmaceuticals from the University of New South Wales, Australia.


                                                           Annual Report_2003_11

RESEARCH AND DEVELOPMENT

[PICTURE OMITTED]

THIS PATIENT, FROM MELBOURNE, VICTORIA, HAS BEEN TAKING PI-88 FOR 18 MONTHS AND STILL RECEIVES PI-88 VIA A SPECIAL ACCESS SCHEME. SHE PARTICIPATED IN PROGEN'S PI-88 PHASE II MULTIPLE MYELOMA TRIAL AND IS PICTURED HERE WITH DR ANDREW SPENCER, PROGEN TRIAL INVESTIGATOR.


12_PROGEN_Industries Limited

THE LAST TWELVE MONTHS HAVE WITNESSED A CONTINUED EXPANSION OF OUR CLINICAL DEVELOPMENT PROGRAM. HIGHLIGHTS INCLUDE COMPLETION OF THE PI-88 PHASE II MULTIPLE MYELOMA STUDY AND POSITIVE EARLY DATA FROM THE MELANOMA TRIAL AND COMMENCEMENT OF A NEW CLINICAL DEVELOPMENT PROGRAM WITH PI-166 AS A TARGETED THERAPY FOR LIVER CANCER.


PI-88

Three clinical trials with PI-88 have been underway during 2002/2003 with a primary aim of generating a solid information package addressing safety and efficacy of PI-88 as a monotherapy for tumours in solid tissues and in bone marrow and as combination therapy with the established chemotherapy drug, docetaxol [TAXOTERE(R)].

In November last year, Dr Scott Holden, co-investigator on the trial at University of Colorado Health Sciences Centre USA, presented data from the Phase I/II melanoma trial at a cancer research conference organised by the premier European cancer research society, the European Organisation for Research and Treatment of Cancer (EORTC) in association with the American Association for Cancer Research (AACR) and the American National Cancer Institute (NCI). Data presented showed that PI- 88 is well tolerated and demonstrates encouraging anti-cancer activity in some patients with advanced cancer.

This year was also marked by the completion of our first Phase II clinical trial. Patients with untreatable Multiple Myeloma, a bone marrow cancer, were enrolled at three Australian hospitals: The Alfred Hospital in Melbourne under Dr Andrew Spencer, The Mater Misericordiae in Newcastle under Dr Arno Enno and The Wesley Clinical Research Centre in Brisbane under Dr John Bashford. The primary endpoint of the study was to investigate clinical efficacy in patients with advanced disease who had exhausted other treatment options. For the purposes of this study, a clinical response was specified as patients remaining stable or experiencing a decrease in blood levels of paraprotein (a marker of Multiple Myeloma disease severity). This endpoint was achieved in 39% of patients in the study.

A third Phase Ib clinical trial of PI-88 in combination with the chemotherapy agent docetaxol commenced in September 2002.

This additional Phase I study with the combination treatment is necessary for regulatory purposes in order to assess the safety and toxicity of PI-88 when used in combination with another drug as opposed to treatment with PI-88 alone. To date, the combination has been well tolerated with similar side effects to those experienced with low dose treatment with docetaxol alone. These data continue to support our plans to extend this study into a Phase II lung cancer trial in the coming year.

In addition to the promising results emerging from our clinical studies, the class of drugs designed to inhibit new blood vessel growth (angiogenesis) continues to be validated with positive results from other trials such as that with Genentech's experimental drug, Avastin(TM). The concept of halting growth of cancer and possibly "living with the disease" is becoming more accepted and is now being reflected in the design of clinical trials.

Ultimately, it is hoped that cocktails of these non-toxic drugs will halt the progression of cancer and grant patients many years of high quality life together with greater potential for cotreatment with other targeted therapies.


                                                           Annual Report_2003_13

RESEARCH AND DEVELOPMENT (CONT'D)

CURRENT TRIALS


INDICATION          PHASE                  TREATMENT                               STATUS & KEY POINTS
--------------------------------------------------------------------------------------------------------------------

MELANOMA            I/II   Self administration of                     Dose-finding study - Ongoing, 36 patients
+ other advanced           subcutaneous PI-88.                        treated, 11 patients exhibited
solid tumors                                                          disease stabilization for at least 3 months.
                                                                      Partial response in a single melanoma patient.

ADVANCED CANCERS    I      Combined therapy of                        Combination dose-finding study - Ongoing
Solid tumors               PI-88 and Taxotere (R) (docetaxel).        9 patients treated

ADVANCED CANCERS    I      Intravenous (IV) administration of PI-88.  Dose ranging study - Completed.

MULTIPLE MYELOMA    II     Subcutaneous administration of PI-88.      Disease marker study - 19 patients. Completed.
                                                                      Disease Stabilisation in 39% of patients.

LIVER CANCER        I      PI-166 Intra-arterial injection.           Dose-finding and repeat dosing - Ongoing.
(inoperable)


PLANNED TRIALS

INDICATION          PHASE  PROTOCOL                                   KEY POINTS
--------------------------------------------------------------------------------------------------------------------
LIVER CANCER        II     Subcutaneous administration of PI-88.      Protocol submitted to hospital ethics.
- Post-resection
Hepatoma

ADVANCED MELANOMA   II     Subcutaneous administration of PI-88.      Protocol finalized. Completion of Phase I
                                                                      required before commencement.

ADVANCED LUNG       II     Combined therapy of PI-88 and              Protocol and site selection in process.
CANCER                     Taxotere(R) (docetaxel).                   Commencement subject to satisfactory
                                                                      Completion of current Phase I trial

[PICTURE OMITTED]

Natural heparin binding ligand.
Heparan sulfate is required for biological activity (and disease processes). Heparan sulfate is bioinformatic with specific sequences interacting with different proteins.


[PICTURE OMITTED]

Progen has designed small molecules that selectively inhibit heparan sulfate binding to target proteins


14_PROGEN_Industries Limited

In September last year, clinical development was expanded by the signing of an exclusive license agreement with Unisearch [the commercialisation company of The University of New South Wales (UNSW)] to develop PI-166, a new potential therapy for liver cancer.

PI-166 is an anti cancer formulation with a very high affinity for liver cancer (hepatoma) cells. In preclinical studies conducted by Professor Morris and pharmacologist Dr Mohammad Pourgholami, the compound demonstrated the ability to reduce the growth of rat hepatomas that were resistant to established anti-cancer agents.

A Phase I clinical trial conducted by Professor David Morris as the chief investigator was initiated in January 2003. The primary objective of this trial is to investigate the safety and tolerability of PI-166 in patients with advanced liver cancer (unresectable primary hepatocellular carcinoma). To date, no PI-166 drug-related side effects have been observed in patients enrolled in the trial.


DRUG DESIGN

With the assistance of an AUSIndustry START grant from the end of 2001, Progen's Drug Design team has launched a successful research program studying the role of a complex sugar, heparan sulfate, in different diseases. Our team continues to exceed milestones agreed to with AUSIndustry and is supported by sponsored research from The Institute for Glycomics, Griffith University and The Research School of Chemistry at The Australian National University. Griffith University team leader, Mark von Itzstein, received the Australia Prize for his contribution to design of the anti-flu drug for Biota. Professor Martin Banwell at the Australian National University has an international reputation in medicinal chemistry and a strong history of research funding from major pharmaceutical companies.

The Drug Design team aims to produce several lead molecules that inhibit binding of heparan sulfate to different proteins. In particular, they will analyse the binding of specific regions of heparan sulfate to the target proteins by computer modelling and this information will aid the design of very selective drugs that bind to the same protein and block heparan sulfate.

A significant number of heparan sulfate binding proteins have been identified and many are shown to be involved in different diseases including infectious disease, cancer, cardiovascular disease and inflammatory disease such as multiple sclerosis. Previous work by Progen sponsored researchers and others have demonstrated that if these targets are blocked, then the disease can be halted.

The Drug Design team is studying several target proteins and is confident that the research will lead to a pipeline of leads for both our clinical research program and for licensing to pharmaceutical partners.


                                                           Annual Report_2003_15

COMMERCIAL SERVICES




CONTRACT MANUFACTURING


STRONG REVENUE AND PROFITABILITY GROWTH

This year has been another successful year for the contract manufacturing division. Another consecutive year of strong revenue growth [34%] with a corresponding increase in profit has been achieved. A strong revenue base for the 2004 financial year has also been established.


CONTRACT DIVERSITY

The diversity of contracts has been a significant challenge and is testament to Progen's capabilities as a contract manufacturer. Contract manufacturing was performed on projects involving:

-    Delipidation of human plasma.

- Manufacture of a successfully commercialised animal vaccine.

- A protein for detection of TB by skin patch that is being tested in clinical trials by the World Health Organisation.

- Continued development of Malarial Vaccines under PATH- Malaria Vaccine Initiative that is funded by the Gates Foundation.

- Manufacture of PEP-005, a novel anti-cancer compound targeted for clinical trials for Peplin Ltd.

In addition, PI-88 clinical supply has been maintained and PI- 166, a newly in-licensed anticancer compound, is also being manufactured in the company's facility for the current Phase Ib clinical trial.


FACILITY UPGRADES

Over the course of the year, the manufacturing facility has undergone specific modifications and the purchase of new equipment required for critical processes to improve manufacturing capabilities and to preserve competitive and strategic positioning of the division. In addition, new manufacturing and Quality Assurance staff have been employed to ensure the standards of manufacture and service delivery on contracts are upheld. These calculated resource upgrades have been implemented with no negative impact on profitability for the division and have largely been attainable by incorporating costs where possible into client contracts for specifically required procedures and equipment, or ensuring that additional expenditures are compensated by a corresponding increase in contract revenue.


REGULATORY & COMPLIANCE AUDITS

Regular audits conducted both by clients (local & international) and regulatory bodies throughout the year have either been respectively; endorsed by clients or; renewed by regulatory bodies and remains a critical factor to the credibility of the contract services that the company provides. Regulatory licences held by the facility include:

-    Therapeutic Goods Administration [TGA]

-    Australian Quarantine Inspection Service [AQIS]

-    National Registration Authority [NRA]

-    Office of the Gene Technology Regulator [GTR]


INTERNAL SUPPORT SERVICES FOR R&D

The division also has current internal responsibilities for the supply and manufacture of PI-88 and PI-166 both of which are undergoing extensive clinical development in human trials. Ancillary services in addition to clinical drug supply and manufacture include;

- Supportive stability studies for PI-88 clinical trials to extend product shelf life.

-    Supportive stability studies to determine PI-166 shelf life.

Delivering development processes and manufacturing to high regulatory standards based on good science and high service delivery for our clients continues to be the focus for divisional growth from our domestic and international client base. The divisional strategy is to leverage a growing reputation as a "one stop shop" for clients by taking products from process development stage to full manufacturing at a larger scale.


16_PROGEN_Industries Limited

LIFE SCIENCES DIVISION

[PICTURE OMITTED]

SHEEHAN HUSSAIN
Helping another customer buying
Progen's Life Science products.

The Life Sciences division added to the success of commercial operations with strong revenue growth (19%). Sales increased from $2.5 million to $3.0 million. The major contributors to increased growth have been from growth opportunities in existing agency lines, i.e. PIERCE, ENDOGEN & FERMENTAS and rapid sales uptake from the new distribution partnership with Eppendorf AG.

Life Sciences continued its commitment to providing excellence in customer service by supplying a high level of technical and sales support together with prompt and error free delivery. Compared to the previous financial year, total customer complaints were reduced by 39% and 99% of orders being successfully despatched without a complaint. These results demonstrate that bioscience researchers (our clients) endorse our full product support approach and appreciate an expanded customer service of providing a solution rather than a "product off the shelf".


                                                           Annual Report_2003_17

BUSINESS DEVELOPMENT

[PICTURE OMITTED]

Business Development is charged with working collaboratively within Progen to develop and commercialise the company's technology and core competencies. In this way, the company intends to generate a broad portfolio of products, and seek to partner them at appropriate points in their development cycle. The strategy is to ensure that maximum value can be derived for the company and also give the greatest chance for Progen discoveries to help provide desperately-needed new therapies to patients. This approach will capitalize on the good work of the past and look to the future, while highlighting Progen's excellence in customer service, drug design and clinical development.


18_PROGEN_Industries Limited

                                                                    BUSINESS DEVELOPMENT (CONT'D)

-------------------------------------------------------------------------------------------------
                                        DRUG    PRECLINICAL  PHASE I  PHASE II  PHASE III  MARKET
         PRODUCT PIPELINE            DISCOVERY  DEVELOPMENT
-------------------------------------------------------------------------------------------------
- PI-88
-------------------------------------------------------------------------------------------------
- MULTIPLE MELANOMA                  X          X            X        X
-------------------------------------------------------------------------------------------------
- HEPATOCELLULAR CARCINOMA           X          X            X
-------------------------------------------------------------------------------------------------
- MELANOMA                           X          X            X
-------------------------------------------------------------------------------------------------
- LUNG CANCER                        X          X            X
-------------------------------------------------------------------------------------------------
- PI-166
-------------------------------------------------------------------------------------------------
- HEPATOCELLULAR CARCINOMA           X          X            X
-------------------------------------------------------------------------------------------------
- HEPARANASE INHIBITORS
-------------------------------------------------------------------------------------------------
- MULTIPLE SCLEROSIS                 X
-------------------------------------------------------------------------------------------------
- INFLAMMATORY BOWEL DISEASE         X
-------------------------------------------------------------------------------------------------
- CARBOHYDRATE - PROTEIN INHIBITORS
-------------------------------------------------------------------------------------------------
- CANCER                             X
-------------------------------------------------------------------------------------------------


LICENSING ACTIVITIES - PI-88

PI-88 is Progen's lead compound, which is showing encouraging early signs of efficacy in Phase I and II clinical trials as an anti-cancer therapy. This is especially noteworthy as these early clinical trials are designed primarily to assess safety and tolerability and not efficacy. Encouraging results, along with recent worldwide interest in antiangiogenic cancer therapies, make PI-88 an attractive licensing compound.

As a consequence of clinical data collected so far, PI-88 is poised to enter two additional Phase II trials to explore its potential in specific cancer types. This is to assess the product further and to plan for potential Phase III trials, the results of which may ultimately allow PI-88 to be registered and marketed as a new oncology drug. Progen has historically funded the clinical trial program to maximize the value of PI-88 via capital raisings, while concurrently screening potential partnering opportunities. However, due to the new data and the advancing development of the product the company is making a concerted effort to proactively search an appropriate partner to secure PI- 88's continued and accelerated commercialization.

Progen has previously identified the profile of a suitable alliance partner. Such a partner will be a company with;

-    International clinical development and marketing expertise.

-    Extensive global reach and demonstrable oncology market share.

-    A compatible strategy in the oncology area.

- No competing or overlapping products that will significantly compromise PI-88's commercialization.

Such a company is now being sought, and the resultant partnership is expected to be structured in such a way that Progen will be financially rewarded for work to date, but will also gain support and funding for future development of both PI-88 and other drugs. This ongoing support, along with royalties on PI-88 product sales, is intended to ensure longterm revenues to the company. The company is seeking;

-    Upfront payments on signature.

-    R&D payments for future work completed by Progen.

-    Payments for development and commercial milestones reached.

-    A percentage royalty on sales.

In order to accomplish this, the Business Development Team are undergoing activities which include:

- Aggressive outlicensing effort directed to major pharmaceutical and "big biotech" companies - informing them of PI-88's recent results.

- Communication campaign of educating and informing scientists and decision-makers in worldwide healthcare, including speaking at major international drug conferences.

- Communication campaign of educating and informing the community through press releases, newspaper and magazine articles.


                                                           Annual Report_2003_19

OTHER LICENSING ACTIVITIES

Progen's second candidate PI-166, which is in Phase I for the treatment of inoperable primary liver cancer (hepatoma), also holds promise as a much-needed intervention for advanced liver cancer patients and will be the focus of increased outlicensing activities over time. PI-166 is expected to benefit directly from the efforts taken to raise interest in PI-88. Alliance partners with similar complementary characteristics will be sought, along with a deal structure similar to that outlined for P1-88.

In-licensing also plays an important part at Progen to ensure continuity and growth. PI-88 was developed using company proprietary technology and in-house clinical expertise, whereas PI-166 was in-licensed for Progen to increase the depth of our pipeline. The in-licensing strategy aims to add value to products that show great potential by making use of the company's well-established clinical expertise, and then to seek partners for further development. Progen will continue to use this strategy to seek suitable early-stage candidates, both within Australia and internationally, add value utilizing our core clinical capabilities, and out-license or co-develop the product during its progress to market.


FILLING THE PIPELINE IN-HOUSE.

Progen has developed an in-house integrated drug discovery capability, which is based upon the design of small-molecule inhibitors of carbohydrate-protein interactions. The approach leverages Progen's IP in this field, and adds molecular modeling (IT) and chemistry expertise of the talented Drug Design Group. This project has the ultimate goal of delivering commercialisable drug leads into Progen programs, and also to form alliances with pharmaceutical and other biotechnology companies to develop drug candidates based upon their therapeutic or biological target.

The establishment and validation of the company's technology in this fashion will allow the discovery and development of new product candidates in-house, to bolster the Progen's pipeline, while simultaneously providing opportunities for alliances, outlicensing of candidates or clinical development of the products. Corporate Drug Design partners will be sought concurrently with other licensing activities.


PUBLIC RELATIONS AND COMMUNICATIONS

The company's overall strategy is to integrate our core activities and bring them in-house. The Business Development Team, in consultation with corporate management, is now directly managing Public Relations and Communications functions. This dedicated in-house resource will have several direct benefits;

- It aims to provide a timely and consistent voice to shareholders, investors, prospective partners and the public.

-    Provision of current and accurate scientific and clinical updates.

- Timely follow-up to maintain the accuracy and completeness of communications, fulfilling the needs of both investors and the market.

Progen's in-house communications strategy is to directly exploit electronic delivery media to expedite the transfer of corporate information, where possible. Australian and US press releases are delivered either directly by the company to a newly accessed and compiled database of institutional, commercial and private investors, local and overseas media, industry and interested parties, including a broad email program and also rapid international delivery through PR Newswire. Traditional delivery methods are also available, with press releases and information available by fax or mail, upon request.

An integral part of the company's strategy is that the participation of all staff is necessary for successful business development, licensing and public relations activity. A continuing program of presentations by Progen representatives at selected local and international conferences and symposia seeks to significantly raise Progen's profile and add scientific credibility.


20_PROGEN_Industries Limited

                                                           CORPORATE AND FINANCE


CASH RESERVES AND INVESTMENTS

Cash reserves are being managed in accordance with the company's investment risk policies. At 30 June the company had short-term investments of $12 million in cash and commercial bills. A reserve of US dollars is also maintained to meet commitments from trials conducted in the US. Progen's strategic investment in Medigen is accounted for using the equity method of accounting. The company values Medigen on its cash reserves and does not bring to account the value of any intellectual property which the company has acquired. Medigen plans to list in 2004.


AUDIT COMMITTEE

The Audit Committee comprises two non-executive directors, Dr Mal Eutick and Mr Patrick Burns. Both have extensive commercial experience and the committee has met on three occasions with management and the company's auditors, to address key corporate issues. The results on our Risk Assessment by Deloittes Touche Tohmatsu were discussed by Management and the Board. The existing procedures have been reviewed and amended accordingly.


ACCOUNTING STANDARDS

Progen's financial statements are prepared in accordance with the requirements of the Corporations Act 2001 and have adopted the accounting standards proposed by Australian Accounting Standards Board in their International Harmonization Policy Statement to present these accounts in a similar format to its US GAAP requirements.


EMPLOYMENT POLICIES AND PRACTICES

Progen's employees are its greatest asset, and the company welcomes their valuable ideas and innovations. Progen's employment policies and procedures are set out in the Employee Manual, which is updated to keep pace with changes to legislation, technology, safety and other workplace issues.


FINANCIAL RESULTS

Budgets are prepared annually by each Divisional Manager in the company and their actual performance is measured monthly against their budget and discussed at the monthly Managers' meetings. Performance results are incorporated into the staff performance review process.


COMPANY INFORMATION

Progen is committed to keeping stakeholders and other interested parties informed of our progress, through:

-    Full compliance with continuous disclosure regulations.

-    Electronic distribution of news to all interested parties.

-    Continuous updates to new website.

-    Shareholder newsletters.

- Road shows, presentations and representations at industry, government and academic forums and conferences.


                                                           Annual Report_2003_21

CORPORATE GOVERNANCE


[PICTURE OMITTED]

THE DIRECTORS OF PROGEN INDUSTRIES LIMITED SUPPORT THE CORE PRINCIPLES DEVELOPED BY THE ASX CORPORATE GOVERNANCE COUNCIL AND PUBLISHED ON 31 MARCH 2003, AS A BASIS FOR ENHANCING THE CREDIBILITY AND TRANSPARENCY OF OUR CAPITAL MARKETS.

Indeed the structures, policies and procedures already in place at Progen Industries Limited have been developed and implemented by the Board and management over many years to ensure that the Company's operations are founded on those same principles.

This statement outlines the ten core principles adopted by the Council and the extent to which the Company has followed the best practice recommendations throughout the financial year. In this statement the Council's document published on 31 March 2003 is referred to as "the guidelines".

PRINCIPLE 1: LAY SOLID FOUNDATIONS FOR MANAGEMENT AND OVERSIGHT

Recognise and publish the respective roles of board and management.

Recommendation 1.1: formalise and disclose the functions reserved to the board and those delegated to management.

For many years the Board has developed and implemented policies and practices which ensure that the Company complies with the recommendations and principles set out in Recommendation 1.1 of the guidelines, while recognising that in a dynamic company with a small board the relationship


22_PROGEN_Industries Limited
among directors, and particularly the relationship between the chairman and chief executive officer cannot be fully regulated and documented. The division of responsibilities are regularly reviewed.


PRINCIPLE 2: STRUCTURE THE BOARD TO ADD VALUE

Have a board of an effective composition, size and commitment to adequately discharge its responsibilities and duties.

Recommendation 2.1: A majority of the board should be independent directors.

During the financial year the Board comprised four nonexecutive directors and two executive directors, namely the Chairman and Managing Director (M.D.). The names and details of the directors in office at the date of this Statement, and the period of office of each director, are set out in the Directors' Report and in the Annual Report.

Each director has the right, at the Company's expense, to seek independent professional advice in relation to the execution of Board responsibilities. Prior approval of the Chairman, which will not be unreasonably withheld, is required. Where appropriate, directors share such advice with the other directors.

The Board considers that all directors, other than the Chairman and M.D., are independent. The Board distinguishes between the concept of independence, and the issues of conflict of interest or material personal interests which may arise from time to time. Wherever there is an actual or potential conflict of interest or material personal interest, the Board's policies and procedures ensure that:

i. the interest is fully disclosed and the disclosure is recorded in the register of directors' interests and in the Board minutes.

ii. the relevant director is excluded from all considerations of the matter by the Board.

iii. the relevant director does not receive any segment of the Board papers or other documents in which there is any reference to the matter.

In relation to the seven matters listed in the "definition of independence" contained in Box 2.1 of the guidelines, the Board confirms that all directors meet the stated requirements for independence.

Recommendation 2.2: The Chairperson should be an independent director.

The Company recognises the need for an independent Chairperson, however, the existing composition of the Board is a matter under consideration, pending the planned growth for the Company.

Recommendation 2.3: The roles of Chairperson and M.D. should not be exercised by the same individual.

The Company complies with this recommendation.

Recommendation 2.4: The board should establish a Nomination Committee.

As Progen Industries Limited has a relatively small Board, the full Board acts as a nomination committee and regularly reviews Board membership.

When a Board vacancy occurs, the Board acting as the nomination committee, identifies the particular skills, experience and expertise that will best complement Board effectiveness, and then undertakes a process to identify candidates who can meet those criteria.

In its deliberations as the nomination committee the Board is particularly focused on the number and nature of other directorships, and availability of time to commit to the Company's affairs, of all present and potential directors.

The Company follows all of the recommendations in the guidelines, and the ASX Listing Rules, for the processes referred to above.


                                                           Annual Report_2003_23

PRINCIPLE 3: PROMOTE ETHICAL AND RESPONSIBLE DECISION-MAKING

Actively promotes ethical and responsible decision-making.

Recommendation 3.1: Establish a Code of Conduct to guide the directors, the M.D., the Chief Financial Officer (or equivalent) and any other key executives as to:

Recommendation 3.1.1: the practices necessary to maintain confidence in the company's integrity.

Recommendation 3.1.2: the responsibility and accountability of individuals for reporting and investigating reports of unethical practices.

Through established practices and policies the Board supports the need for directors and employees to observe the highest standards of behaviour and business ethics. All directors, managers and employees are expected to act with integrity, striving at all times to enhance the reputation and performance of the Group. The Board's policies reflect all of the suggestions in Box 3.2 of the guidelines.

Appropriate training programs on the Group's internal policies including workplace health and safety, environmental law compliance, trade practices legislation and affirmative action programs support this process.

Recommendation 3.2: Disclose the policy concerning trading in company securities by directors, officers and employees.

The Board is in the process of establishing written guidelines for its Inside of Trading Policy, that restrict dealings by directors and relevant employees in the Company's shares.

The Inside of Trading Policy will comply with the suggestions in Box 3.2 of the guidelines.

PRINCIPLE 4: SAFEGUARD INTEGRITY IN FINANCIAL REPORTING

Have a structure to
independently verify and safeguard the integrity of the company's financial reporting.

Recommendation 4.1: Require the M.D. and the Chief Financial Officer (or equivalent) to state in writing to the board that the company's financial reports present a true and fair view, in all material respects, of the company's financial condition and operational results and are in accordance with relevant accounting standards.

This has been the established policy and practice of the Board for a number of years. The statements from the M.D. and Chief Financial Officer are based on a formal sign off framework established throughout the Company and reviewed by the Audit Committee as part of the six-monthly financial reporting process.

Recommendation 4.2: the board should establish an Audit Committee.

The Company has an established Audit Committee.

Recommendation 4.3: Structure the Audit Committee so that it consists of:

-    Only non-executive directors.

-    A majority of independent directors.

-    An independent Chairperson, who is not chairperson of the board.

-    At least three members.

The structure of the Committee complies with this recommendation except for the number of members. The current Committee consists of two independent directors and the Company is aware of the need to expand this to three. With the current composition of the Board there are limitations and this is being addressed.

Meetings of the Committee are attended, by invitation, by the M.D. and CFO/Company Secretary, the engagement partner from the Company's external auditor and such other senior staff or professional people as may be appropriate from time to time.

Recommendation 4.4: The Audit Committee should have a formal operating charter


24_PROGEN_Industries Limited

The Committee operates with the approval of the Board

The functions and responsibilities of the Committee comply with the guidelines approved by the Board

The external auditor, Ernst & Young, has declared its independence to the Board and has confirmed its Audit Partner will be rotated as from the commencement of the 2003/04 audit. The Committee has examined detailed material provided by the external auditor and by management and has satisfied itself that the standards for auditor independence and associated issues are fully complied with.

Minutes of all Committee meetings are provided to the Board and the Chairman of the Committee also reports to the Board after each Committee meeting. The form of the Committee's minutes and reports comply with recommendation 4.4.

The Company complies with the reporting guidelines on Principle 4 in its annual report.


PRINCIPLE 5: MAKE TIMELY AND BALANCED DISCLOSURE

Promote timely and balanced
disclosure of all material matters concerning the company.

Recommendation 5.1: Establish written policies and procedures designed to ensure compliance with ASX Listing Rule disclosure requirements and to ensure accountability at a senior management level for that compliance.

The Company has established policies and procedures which comply with the recommendation. These were established, and have been regularly reviewed, to ensure that the Company complies not only with its obligations at law and under the ASX Listing Rules, but with the best practice as it has evolved in recent years.

The Company Secretary is responsible for communications with the Australian Stock Exchange and NASDAQ including responsibility for ensuring compliance with the continuous disclosure requirements in both the ASX and NASDAQ Listing Rules and overseeing information going to the ASX, NASDAQ, shareholders and other interested parties. The matter of continuous disclosure is a permanent item on the agenda for all Board meetings and is specifically addressed by each director at those meetings.

The directors have obligations to inform the Company of any securities trading in the Company.

All announcements made to the ASX and NASDAQ by the Company are published on the Company's website.


PRINCIPLE 6: RESPECT THE RIGHTS OF SHAREHOLDERS

Respect the rights of
shareholders and facilitate the effective exercise of those rights.

Recommendation 6.1: Design and disclose a communications strategy to promote effective communication with shareholders and encourage effective participation at general meetings.

The Company aims to keep shareholders informed of the Company's performance and all major developments in an ongoing manner. Information is communicated to shareholders through:

i. the Annual Report which is distributed to all shareholders;

ii. the Financial half-year shareholders' report is made available to all shareholders via public announcements; and

iii. other correspondence regarding matters impacting on shareholders as required.

iv. ASX, SEC, public Media and Press Annoucements are all posted for public viewing on the company's website following regulatory approval.

v. series of newsletters are posted or emailed to Shareholders throughout the year.

Shareholders are also encouraged to participate in the Annual General Meeting to ensure a high level of accountability and identification with the Company's strategies and goals. Important issues are presented to shareholders as single resolutions.


                                                           Annual Report_2003_25

Recommendation 6.2: Request the external auditor to attend the annual general meeting and be available to answer shareholder questions about the audit.

The senior engagement partner of the Company's external auditor, Ernst & Young, attend the Company's annual general meetings and is available to answer questions from shareholders about the audit. The Chairman advises the shareholders of this at the commencement of each annual general meeting.


PRINCIPLE 7: RECOGNISE AND MANAGE RISK

Establish a sound system of risk
oversight and management and internal control.

Recommendation 7.1: The board or appropriate board committee should establish policies on risk oversight and management.

The Company places a high priority on risk management and identification throughout the Group's operations and regularly reviews its adequacy. Under the guidance of the Audit Committee a comprehensive risk control program has been developed which includes legislative compliance, property protection and health, safety and environment audits using risk assessors, self audits, engineering and professional advisers.

In view of the size and considering cost effectiveness, the Company relies on its financial management team, led by the CFO to perform internal audit functions. This is done with regular consultation with the external auditors but is independent of them.

The CFO attends all Board and Audit Committee meetings and reports on risk management at both meetings.

Recommendation 7.2: The M.D. and the Chief Financial Officer (or equivalent) should state to the board in writing that:

Recommendation 7.2.1: The statement given in accordance with best practice recommendation 4.1 (the integrity of financial statements) is founded on a sound system of risk management and internal compliance and control which implements the policies adopted by the board.

Recommendation 7.2.2: The company's risk management and internal compliance and control system is operating efficiently and effectively in all material respects.

This has been the Company's practice for many years. Refer to recommendation
4.1.


PRINCIPLE 8: ENCOURAGE ENHANCED PERFORMANCE

Fairly review and actively encourage
enhanced board and management effectiveness.

Recommendation 8.1: Disclose the process for performance evaluation of the board, its committees and individual directors, and key executives.

The Board will take an annual review of its performance together with the assessment of the Group's executive management.

Refer to recommendation 2.4.


PRINCIPLE 9: REMUNERATE FAIRLY AND RESPONSIBLY

Recommendation 9.1: Provide disclosure in relation to the company's remuneration policies to enable investors to understand:

(i) the costs and benefits of those policies and

(ii) the link between remuneration paid to directors and key executives and corporate performance.

The Remuneration Committee of the Board of Directors is responsible for recommending and reviewing compensation arrangements for the directors, M.D. and the executive team. The remuneration Committee assesses the appropriateness of the nature and amount of emoluments of such officers on a periodic basis by the reference to relevant employment market


26_PROGEN_Industries Limited
conditions with the overall objective of ensuring maximum stakeholder benefit from the retention of a high quality Board and executive team. Officers, other than the non-executive directors, are given the opportunity to receive their base emolument in a variety of forms including cash and fringe benefits such as motor vehicles plans. It is intended that the manner of payment chosen will be optimal for the recipient without increasing the total cost for the Company.

To assist in achieving these objectives, the Company's remuneration policy links the nature and amount of executive directors' and officers' emoluments to the Company's financial and operational performance.

Recommendation 9.2: The board should establish a Remuneration Committee.

The Board has an established Remuneration Committee, comprising one non-executive director. The Committee's composition and responsibilities comply with the recommendation.

Recommendation 9.3: Clearly distinguish the structure of nonexecutive directors' remuneration from that of executives.

The structure of non-executive directors' remuneration and that of executives is set out in the relevant section of the Directors' Report.

Details of the nature and amount of each element of the emolument of each director of the Company and each of the five executive officers of the Company receiving the highest emolument for the financial year are disclosed in the relevant section of the Directors' Report.

The terms "director" and "officer" have been treated as mutual exclusive for the purposes of this disclosure. Executives are those who are directly accountable and responsible for the operational management and strategic direction of the Company.


PRINCIPLE 10: RECOGNISE THE LEGITIMATE INTERESTS OF STAKEHOLDERS

Recommendation 10.1: Establish and disclose a code of conduct to guide compliance with legal and other obligations to legitimate stakeholders.

The Company has well-established policies, procedures and codes of conduct, which seek to promote throughout the Company, a culture of compliance with legal requirements and ethical standards. These principles are reflected in the company's Employee Manual which is a dynamic document. The Board recognises that managing "natural, human, social and other forms of capital" as suggested in the guidelines may also assist in creating value for shareholders.


                                                           Annual Report_2003_27

BOARD OF DIRECTORS


[PICTURE OMITTED]

STEPHEN CHANG B.ENG.
Chairman and Executive Director

Chang is a founding Director and served as Chairman from 1989 to 1994 and since 1999. He served as chairman of Taiwan based Medigen Biotechnology Corporation as well as a General Manager and Director of Australia Pacific Electric Cables Pty Ltd and Capac International Pty Ltd. Prior to 1987, he was Technical Manager and Senior Engineer with Taiwan Pacific Group, a large publicly listed Taiwanese conglomerate specialising in the IT industry. Chang also served as a Technology Consultant to a number of cable industries. He has extensive networks in industry and financial markets of the Asia Pacific Rim as well as Greater China.


LEWIS LEE B.SC. (ENG) MBA
Executive Director and Managing Director

Lee has served as our Managing Director since February 2000. He has held a number of senior management positions with F. Hoffmann-La Roche Limited, Switzerland, and its various international subsidiaries over a 10-year period since 1989. Most recently, he was the Global Business Leader for PEGASYS(TM), a potential blockbuster drug and Global Brand Manager for Roferon(R)-A, a Top 10 Roche product. From 1994 to 1996, he served respectively as the Division Head of the Biotechnology Unit of Roche Products Ltd, Taiwan, Product Manager Roche Sydney and H.Q. Country Manager for several emerging markets in the Middle-East and Far East. Prior management experience outside healthcare included; management consultancy for US Consulting Firm Alexander Proudfoot Inc. with assignments for Shell Corp, Qld. Treasury, Waitaki Meats, N.Z. Rail, N.Z. Post; Oil Exploration Consultancy for Racal U.K.; Operations Manager for Golden Dragon Products.


PROF. JOHN ZALCBERG MB BS, PH.D.
Non-Executive Director

Zalcberg joined us as a Non-Executive Director in May 1995. He is Professor/Director of the Division of Haematology and Medical Oncology at the Peter MacCallum Cancer Institute in Melbourne, Australia. Among his numerous professional positions, Zalcberg was past President of the Clinical Oncology Society of Australia and is Chairman of the Australasian Gastrointestinal Trials Group, and a Member of the National Colorectal Cancer Care Surgery Working Party. In addition, he has held


28_PROGEN_Industries Limited
positions as Principal Investigator of Colorectal Studies at ICI Pharmaceuticals from 1992-1994, Member of the Committee of Management of the University of Sydney Cancer Research Fund from 1997-1999, and Member of the Global Oncology Advisory Board of Pharmacia. Zalcberg is a member of the editorial boards of Investigational New Drugs, the European Journal of Cancer, Annals of Oncology, the Journal of Clinical Oncology and the American Journal of Drugs. He has been the recipient of more than twenty research grants and has published over one hundred and forty scientific articles. Zalcberg holds a Ph.D. from the University of Melbourne and is a fellow of the Royal Australian College of Physicians (Medical Oncology).


PATRICK BURNS B.A, LLB (HONS)
Non-Executive Director

Burns was appointed a Non-Executive Director in March 1999. He was also a Senior Consultant to Early Stage Enterprises, a New Jersey venture capital fund investing primarily in developing technology growth companies. From 1997, Burns has also been a member of the Boards of Directors of Synbiotics Corp, which specialises in animal health care, and Annovis Inc, a specialty chemicals company and a Senior Advisor to AcrossFrontiers International, Inc. He is currently Vice Chairman of Euclid Systems Corp, an eye care company; Chairman of StablEyes, Inc a biotechnology company in the eye care field and an advisor to a number of early stage technology companies. From 1986 to 1997, he was a Vice President/Principal of R&D Funding Corp, the general partner of four research and development funds of Prudential Securities Incorporated, and from 1991 until 1997 he served as Senior Vice President of Prudential Securities. In 1971, Mr Burns organised Minority Equity Capital Company, Inc, a multi-million dollar venture capital fund, where he was the President, Chief Executive Officer and a Director until 1985. Mr Burns previously practiced law in New York with Milbank, Tweed, Hadley & McCloy. He holds a BA from Dartmouth College and an LLB (Honours) from Harvard Law School.


MAL EUTICK B.SC. (HONS) PH.D., OAM.
Non-Executive Director

Eutick was appointed a Non-Executive Director in March 1999. He is a Director of both TUTA Healthcare and Pharmalab. The latter is an Australian pharmaceutical Company specializing in niche product injectable drugs such as antidotes, pain alleviation and anti-cancer products. Pharmalab completed building a new steriles plant in Sydney in 2002 following its successful buyout of the Australian medical plastics business of Otsuka Pharmaceuticals of Japan (TUA Healthcare). He is also a Director of EuPharma, a Company supplying production design and consumables for pharmaceutical plants. He has had a long association with the biotechnology industry and was awarded the Medal of the Order of Australia for services to the industry in 1995.


DR STANLEY CHANG MD, PH.D.
Non-Executive Director

Dr Stanley Chang holds a medical degree from the National Taiwan University
(NTU) college of Medicine, and a PhD from the Department of Surgery, London Medical School, University of London. He has spent the majority of his medical profession at the Tz'u Chi hospital building an extensive career in various senior positions within the department of urology. He furthered his experience from 1993-1996 with a four-year term at the Lister Hospital, Stevenage, United Kingdom as a consulting physician and attained the position of Chairman of the Faculty of Medicine at the Tz'u Chi College of Medicine on his subsequent return to Taiwan. Since 1990, he has received 17 awards from local and international organisations, associations and foundations. He has published extensively and presented at various local and international conferences. Currently Dr Chang holds the position of CEO of Taiwan-based Medigen Biotechnology.


                                                           Annual Report_2003_29

DIRECTORS' REPORT

Your directors present their report on the company for the year ended 30 June 2003.

1_DIRECTORS

The names and details of the company's directors in office during the financial year and until the date of this report are as follows. Directors were in office for the entire period unless otherwise stated.

As at the date of this report the directors' interests in shares and options of the company were:

DIRECTOR             QUALIFICATIONS/EXPERIENCE                     SPECIAL RESPONSIBILITIES   DIRECTORS' INTERESTS
                                                                                              SHARES      OPTIONS
------------------------------------------------------------------------------------------------------------------
S. Chang             B.Eng.                                        Executive Chairman        432,377       125,000
                     Director of Capac International Pty. Ltd.

L.J. Lee             B.Sc. (Eng) MBA                               Managing Director               -       450,000

Prof.J.R. Zalcberg   MB BS Ph.D. FRACP                             Non-Executive Director     15,849       125,000
                     Director of Haematology and Medical
                     Oncology, Peter MacCallum Cancer Institute

P.O. Burns           B.A. LLB (Harvard) (Hons)                     Non-Executive Director        500        75,000
                     Director and consultant to many early stage
                     technology companies

M.L. Eutick          B.Sc. (Hons) Ph.D. OAM                        Non-Executive Director          -        75,000
                     Director of a number of advanced scientific
                     and technological companies

Dr. S.S.C. Chang     MD Ph.D.                                      Non-Executive Director          -             -
                     Director and CEO Medigen Biotechnology
                     Corporation, Taiwan

E. Cheng             B.Eng. (Chem), MBA                            Alternate Director to           -             -
(Appointed 24/3/03)                                                Dr S.S.C. Chang


2_COMPANY SECRETARY

M.S. McColl Hons. B. Compt, ACIS, ACA

Mr McColl was appointed CFO and company secretary on 21 December 2001. Prior to holding this position he held similar positions in four other listed companies. He has had 26 years experience in commerce and public practice.


3_EARNINGS PER SHARE

                                               2003           2002
                                                  $              $
Basic and diluted earnings per share   (31.1) cents   (25.2) cents


30_PROGEN_Industries Limited

4_DIVIDENDS

No dividends have been paid or recommended.


5_CORPORATE INFORMATION

The company is limited by shares, incorporated in Queensland and domiciled in Australia.


6_NATURE OF OPERATIONS AND PRINCIPAL ACTIVITIES

The principal activities of the company during the year were:

- discovery, research and development of potential biopharmaceutical therapeutics for the treatment of human diseases;

- importer and distributor of biological and chemical reagents and kits for a select group of International companies; and

- the provision of contracting services related to the process development, manufacture and quality assurance of biological products.

There were no significant changes in the nature of these activities during the year.


7_EMPLOYEES

The company employed 49 employees as at 30 June 2003 (2002: 44 employees).


8_RESULTS AND REVIEW OF OPERATIONS

The operating profit/(loss) for the year, together with the 2002 comparatives, was as follows:

                                                               2003       2002
                                                              $'000      $'000
Revenue from commercial services sales                        4,779     3,850
Revenue from other ordinary operating activities              1,285     1,159
Revenue from non-operating activities                         2,091       651
                                                             -----------------
Total Revenue                                                 8,155     5,660
                                                             =================

Operating loss before research and development expenditure   (1,352)     (691)
Research and development expenditure                         (4,547)   (4,169)
                                                             -----------------
Operating loss after research and development expenditure    (5,899)   (4,860)
Share of equity loss in associate entity                     (1,679)   (1,296)
                                                             -----------------
Operating loss                                               (7,578)   (6,156)
                                                             =================

Revenue from commercial services sales has increased by 24%, following another good year from this division. The EBITDA from commercial services division was $1.2 million compared to $1.0 million in 2002, an increase of 20%. Contract Manufacturing Division has expanded its operations by sourcing contract work from overseas and maintaining a sound rapport with existing clients. Life Sciences has grown through the acquisition of a new agency and buoyant market conditions in the biotechnology sector.


                                                           Annual Report_2003_31

The increase in operating loss from ordinary activities is due to the increase in research and development activities, including full year costs of collaboration agreements, ongoing and additional clinical trials for PI-88 and PI-166, costs of the scientific development division responsible for the in-licensing of PI-166 and associated in-licensing fees and a number of corporate initiatives.

Revenue from non-operating activities relates to the sale of listed investments.

Research and Development activities have increased with the commencement of trials for PI-166 and the on going PI-88 Phase II Multiple Myeloma trial, Melanoma and Lung Cancer Phase I human trials in Australia and the United States of America. The Griffith University collaboration is persuing set milestones and Australian National University Research School of Chemistry collaboration is on track as part of the Australian Federal Government's AusIndustry funded inhouse R&D START program. Expenditure has increased in line with the activities.

The movement in the share of equity loss in associate is the company's 19.9% interest of the operating loss for the year ending 30 June 2003 in Medigen Biotechnology Corporation (Medigen). The operating loss of $1,679,000 for the year includes an unrealised foreign exchange loss of $380,000.

The directors take a proactive approach to risk management. They are responsible for ensuring that risks and also opportunities are identified on a timely basis and that the company objectives and activities are aligned with these risks and opportunities. The directors have not established a separate risk management committee. However, the Audit Committee as part of its responsibilities oversees the risk review process.

The financial report complies with the overseas guidelines in The Group of 100 incorporated publication " Guide to the Review of Operations and Financial Conditions ".


9_SIGNIFICANT CHANGES IN THE STATE OF AFFAIRS

There were no significant changes in the state of affairs of the company during the year other than those matters that are stated in this report and the accompanying financial report.


10_SIGNIFICANT EVENTS AFTER THE BALANCE DATE

There has not been any matter or circumstance, other than referred to elsewhere in this report, the financial statements or notes thereto, that has arisen since 30 June 2003 that has significantly affected, or may significantly affect:

-    the company's operations in future financial years; or

-    the results of those operations in future financial years; or

-    the company's state of affairs in future financial years.


11_LIKELY DEVELOPMENTS AND EXPECTED RESULTS

The directors see significant opportunities and challenges in the year ahead to;

- To consolidate and actively pursue an out licensing agreement based on the PI-88 clinical data package accumulated to date in various cancer clinical trials conducted in the United States of America, Australia, UK and Taiwan. This partnership seeks to engage a larger Pharma or Biotech company with the capabilities to accelerate development and move towards commercialisation outcomes.


32_PROGEN_Industries Limited

- Continue development of our Drug Design capabilities in the novel glycobiology area by leveraging our expertise in the development of PI-88 and 10 years of experience in this area.

- To screen in-licensing opportunities to supplement the existing drug development pipeline. It is expected that a new project would be complementary to existing activities of the company and take advantage of our skill base in clinical development. The company's pipeline will be further supplemented by new candidates developed from the drug design platform.

- Increase revenue and profitability of our commercial business operations [Contract Manufacturing and Lifesciences]. Assuming favourable market conditions the commercial divisions plan to capitalize on trends and opportunities presented to expand the business and/or grow our service reputation in respective businesses.

- Assess funding opportunities to ensure that capital requirements are sufficient in facilitating realisation of corporate and operational objectives.


12_DIRECTORS' AND SENIOR EXECUTIVES EMOLUMENTS

Remuneration levels are competitively set to attract the most qualified and experienced directors and executives. Formal annual performance reviews are conducted for all personnel by their direct managers and form the basis for any remuneration adjustments depending on the company policy at the time.

The Board determines the allocation of employee options to all employees, in accordance with the company's employee option plan.

The remuneration of non-executive directors and allocation of options to all directors are subject to shareholder approval.

The emoluments (excluding options granted) of each director and the 5 officers of the company receiving the highest emoluments during the year are as follows

DIRECTOR                                   SALARY   DIRECTORS'   SUPERANNUATION     MOTOR
                                                          FEES    CONTRIBUTIONS   VEHICLES     TOTAL
                                                $            $                $          $         $
----------------------------------------------------------------------------------------------------
S. Chang                                  199,000            -           16,560          -   215,560
L.J. Lee                                  265,000            -           22,050     16,981   304,031
Prof. J.R. Zalcberg                             -       39,440            3,550          -    42,990
P.O. Burns                                      -       42,990                -          -    42,990
M.L. Eutick                                     -       39,444            3,550          -    42,990
Dr S.S.C. Chang                                 -       42,990                -          -    42,990

OFFICERS
----------------------------------------------------------------------------------------------------
R. Don                                    126,000            -           10,395          -   136,395
(Vice President Research & Development)
M. McColl                                 102,350            -            8,811      5,876   117,037
(Company Secretary, CFO)
G. Orders                                 102,870            -            8,550          -   111,420
(General Manager Contract Services)
R. Stephens
(Vice President Scientific                 87,825            -            7,638          -    95,463
Development resigned 22/5/03)


                                                           Annual Report_2003_33

DIRECTORS' REPORT (CONT'D)


OFFICERS                                   SALARY   DIRECTORS'   SUPERANNUATION     MOTOR
                                                          FEES    CONTRIBUTIONS   VEHICLES     TOTAL
                                                $            $                $          $         $
----------------------------------------------------------------------------------------------------
R. Stewart
(Sales & Marketing Manager -               86,854            -            7,200          -    94,054
Life Sciences)
P. Devine
(Vice President Business                   59,512            -            4,057     13,708    77,277
Development until 21/10/02))
D. Schliebs                                 5,500            -              495          -     5,995
(Vice President Business
Development appointed 2/06/03)


13_ENVIRONMENTAL REGULATIONS

The company complies with all environmental regulations applicable to its operations.


14_SHARE OPTIONS

SHARE OPTIONS GRANTED TO DIRECTORS AND MOST HIGHLY REMUNERATED OFFICERS

During the year no options over unissued ordinary shares of Progen Industries Limited were issued.

SHARES UNDER OPTION

At the date of this report, there were 1,168,220 unissued ordinary shares of Progen Industries Limited under options.

SHARES ISSUED ON THE EXERCISE OF OPTIONS

No shares in Progen Industries Limited were issued during the year ended 30 June 2003 on the exercise of options. No shares have been issued since that date.


15_ROUNDING

The amounts contained in this report and in the financial report have been rounded to the nearest $1,000 (where rounding is applicable) under the option available to the company under ASIC Class Order 98/0100. The company is an entity to which the Class Order applies.


16_INDEMNIFICATION AND INSURANCE OF DIRECTORS AND OFFICERS

During the year, the
company paid a premium to insure the directors, secretary and other executive staff. Due to the terms and conditions of the insurance arrangements, disclosure of the nature of the insurance and the premium are excluded.

The liabilities insured include costs and expenses that may be incurred in defending any wrongful, but not wilful, act, error or omission by the officers in their capacity as officers of the company.

No other insurance premiums have been paid or indemnities given, during or since the end of the year, for any person who is or has been an officer or auditor of the company.


34_PROGEN_Industries Limited

17_TAX CONSOLIDATION

Effective from 1 July 2002, for the purposes of income taxation, Progen Industries Limited and it's dormant wholly-owned subsidiary have deferred the implementation of a tax sharing arrangement until the subsidiary is active.


18_DIRECTORS AND MEETINGS ATTENDED

The number of directors' meetings held during the year and the number of meetings attended by each director were as follows

                                                                       NO. OF DIRECTORS' MEETINGS
NAME                                                           TOTAL WHILST A DIRECTOR         ATTENDED
S. Chang                                                                      13                     13
L.J. Lee                                                                      13                     13
Prof. J.R. Zalcberg                                                           13                     13
P.O. Burns                                                                    13                     13
M.L. Eutick                                                                   13                     12
Dr S.S.C. Chang                                                               13                     11
E. Cheng (alternate to Dr S. S. C. Chang)                                      4                      2

Total number of directors' meetings during the year: 13


                                                                    NO. OF AUDIT COMMITTEE MEETINGS
NAME                                                          TOTAL WHILST A MEMBER            ATTENDED
P.O. Burns                                                                     4                      4
M.L. Eutick                                                                    4                      4
Total number of Audit Committee meetings during the year: 4


19_CORPORATE GOVERNANCE

In recognising the need for the highest standards of corporate behaviour and accountability, the directors of Progen support and have adhered to the principles of corporate governance. The company's corporate governance statement is disclosed separately in this annual report.

Signed in accordance with a resolution of the directors.

/s/ Lewis Lee
LEWIS LEE
DIRECTOR

Brisbane
11 September 2003


                                                           Annual Report_2003_35

INDEPENDENT AUDIT REPORT

ERNST & YOUNG



INDEPENDENT AUDIT REPORT TO MEMBERS OF PROGEN INDUSTRIES LIMITED


SCOPE

The financial report and directors' responsibility

The financial report comprises the statement of financial position, statement of financial performance, statement of cash flows, accompanying notes to the financial statements, and the directors' declaration for Progen Industries Limited (the company) for the year ended 30 June 2003.

The directors of the company are responsible for preparing a financial report that gives a true and fair view of the financial position and performance of the company, and that complies with Accounting Standards in Australia, in accordance with the Corporations Act 2001. This includes responsibility for the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report.

Audit approach

We conducted an independent audit of the financial report in order to express an opinion on it to the members of the company. Our audit was conducted in accordance with Australian Auditing Standards in order to provide reasonable assurance as to whether the financial report is free of material misstatement. The nature of an audit is influenced by factors such as the use of professional judgment, selective testing, the inherent limitations of internal control, and the ability of persuasive rather than comprehensive evidence. Therefore, an audit cannot guarantee all material misstatements have been detected.

We performed procedures to assess whether in all material respects the financial report presents fairly, in accordance with the Corporations Act 2001, including compliance with Accounting Standards in Australia, and other mandatory financial reporting requirements in Australia, a view which is consistent with our understanding of the company's financial position, and of its performance as represented by the results of its operations and cash flows.

We formed our audit opinion on the basis these procedures, which included:

- examining, on a test basis, information to provide evidence supporting the amounts and disclosures of the financial report; and
- assessing the appropriateness of the accounting policies and disclosures used and the reasonableness of significant accounting estimates made by the directors.

While we considered the effectiveness of management's internal controls over financial reporting when determining the nature and extent of our procedures, our audit was not designed to provide assurance on internal controls.


36_PROGEN_Industries Limited

ERNST  &  YOUNG


We performed procedures to assess whether the substance of business transactions was accurately reflected in the financial report. These and our other procedures did not include consideration or judgment of the appropriateness or reasonableness of the business plans or strategies adopted by the directors and management of the company.

INDEPENDENCE

We are independent of the company, and have met the independence requirements of Australian professional ethical pronouncements of the Corporations Act 2001. In addition to our audit of the financial report, we were engaged to undertake the services disclosed in the notes to the financial statements. The provision of these services has not impaired out independence.

AUDIT  OPINION

In our opinion, the financial report of Progen Industries Limited is in accordance with:

(a)  The Corporations Act of 2001, including:

     i) giving a true and fair view of the financial position of Progen Industries Limited at 30 June 2003 and of the company's performance for the year ended on that date; and

     ii) complying with Accounting Standards in Australia and the Corporations Regulations 2001; and

(b)  other mandatory financial reporting requirements in Australia.



/s/  Ernst  &  Young

ERNST  &  YOUNG



/s/  Michael J. Reid

Michael J Reid
Partner
Brisbane

Date  11  September  2003


                                                           Annual Report_2003_37

DIRECTORS' DECLARATION


IN ACCORDANCE WITH A RESOLUTION OF THE DIRECTORS OF
PROGEN INDUSTRIES LIMITED, I STATE THAT:

(1)  IN THE OPINION OF THE DIRECTORS:

(a) The financial statements and notes of the company are in accordance with the Corporations Act 2001, including:

(i) giving a true and fair view of the company's financial position as at 30 June 2003 and of its performance for the year ended on that date; and

(ii)         complying with Accounting Standards and Corporations
             Regulations 2001; and

(b) there are reasonable grounds to believe that the company will be able to pay its debts as and when they become due and payable.


On behalf of the board.

/s/ Lewis Lee
LEWIS LEE
DIRECTOR

Brisbane,
11 September 2003


38_PROGEN_Industries Limited

STATEMENT OF FINANCIAL PERFORMANCE
FOR THE YEAR ENDED 30 JUNE 2003


                                                                       NOTES      2003       2002
                                                                                 $'000      $'000
-------------------------------------------------------------------------------------------------
REVENUE FROM ORDINARY ACTIVITIES
Sales Revenue                                                            2       4,779     3,850
Other revenue from ordinary activities                                   2       1,285     1,159
                                                                               ------------------
TOTAL REVENUE FROM OPERATING ACTIVITIES                                          6,064     5,009


REVENUE FROM NON OPERATING ACTIVITIES
Revenue from sale of non current investment                              2       2,091       651
                                                                               ------------------
TOTAL REVENUE FROM ORDINARY ACTIVITIES                                           8,155     5,660
                                                                               ------------------


Borrowing costs expensed                                                           (13)       (6)
Carrying value of non current investment sold                                   (2,140)        -
Cost of sales                                                            3      (1,919)   (1,780)
Consumable costs                                                                  (133)     (383)
Occupancy costs                                                                    (96)      (92)
Other expenses from ordinary activities                                  3      (1,234)   (1,267)
Research and development costs                                                  (4,547)   (4,169)
Selling, marketing, administrative and corporate costs                          (3,972)   (2,823)
Share of net loss of associate accounted for using the equity method     8(a)   (1,679)   (1,296)
                                                                               ------------------


LOSS FROM ORDINARY ACTIVITIES BEFORE INCOME TAX EXPENSE                         (7,578)   (6,156)


INCOME TAX EXPENSE RELATING TO ORDINARY ACTIVITIES                       4           -         -
                                                                               ------------------


NET LOSS                                                                        (7,578)   (6,156)
                                                                               ------------------


NET LOSS ATTRIBUTABLE TO MEMBERS OF PROGEN INDUSTRIES LIMITED                   (7,578)   (6,156)
                                                                               ==================
Changes in equity reserves during the year                                           -         -

TOTAL CHANGES IN EQUITY OTHER THAN THOSE RESULTING FROM
TRANSACTIONS WITH OWNERS AS OWNERS                                              (7,578)   (6,156)
                                                                               ------------------


Basic and diluted earnings per share (cents per share)                  24       (31.1)    (25.2)



         The accompanying notes form part of these financial statements


                                                           Annual Report_2003_39

STATEMENT OF FINANCIAL POSITION
AS AT JUNE 2003


                                                        NOTES           2003        2002
                                                                       $'000       $'000
----------------------------------------------------------------------------------------
CURRENT ASSETS
Cash assets                                                           11,995     11,407
Receivables                                               5              666        502
Inventories                                               6              796        374
Other                                                     7               94        564
                                                                     -------------------
TOTAL CURRENT ASSETS                                                  13,551     12,847
                                                                     -------------------


NON-CURRENT ASSETS
Investments accounted for using the equity method         8            1,883      3,381
Other financial assets                                    9                -      2,243
Property, plant and equipment                             10           1,769      2,396
Other                                                     11              15         15
                                                                     -------------------
TOTAL NON-CURRENT ASSETS                                               3,667      8,035
                                                                     -------------------


TOTAL ASSETS                                                          17,218     20,882
                                                                     -------------------


CURRENT LIABILITIES
Payables                                                  12           1,707      1,190
Interest-bearing liabilities                              13               -        420
Provisions                                                14             217        169
Other                                                     15             593        527
                                                                     -------------------
TOTAL CURRENT LIABILITIES                                              2,517      2,306
                                                                     -------------------


NON-CURRENT LIABILITIES
Interest-bearing liabilities                              16               -          -
Provisions                                                17              70         75
                                                                     -------------------
TOTAL NON-CURRENT LIABILITIES                                             70         75
                                                                     -------------------


TOTAL LIABILITIES                                                      2,587      2,381
                                                                     -------------------
NET ASSETS                                                            14,631     18,501
                                                                     ===================

EQUITY
Contributed Equity                                        18          67,143     63,616
Accumulated losses                                        31         (52,190)   (44,612)
Reciprocal shareholding in associate                      8             (322)      (503)
                                                                     -------------------

TOTAL EQUITY                                                          14,631     18,501
                                                                     ===================


         The accompanying notes form part of these financial statements


40_PROGEN_Industries Limited

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED 30 JUNE 2003


                                                      NOTES            2003        2002
                                                                      $'000       $'000
---------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers                                               4,859      4,617
Payments to suppliers and employees                                 (11,277)   (10,310)
Grant recovery                                                        1,162        236
Interest received                                                       493        725
Borrowing costs                                                         (13)        (6)
Other revenue received                                                   14        527
                                                                    -------------------
NET CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES     19(a)         (4,762)    (4,211)
                                                                    -------------------


CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments                                     2,091        651
Purchase of property, plant and equipment                              (169)    (1,449)
Proceeds from sale of property, plant and equipment                      27         27
                                                                    -------------------
NET CASH FLOWS FROM /(USED IN) INVESTING ACTIVITIES                   1,949       (771)
                                                                    -------------------


CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issues of ordinary shares                               3,653          -
Payment of share issue costs                                           (126)         -
Repayment of finance lease principal                                    (14)       (39)
                                                                    -------------------
NET CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES                    3,513        (39)
                                                                    -------------------


NET INCREASE/(DECREASE) IN CASH HELD                                    700     (5,021)

Add opening cash brought forward                                     11,407     16,422
Effect of exchange rate changes on cash                                (112)         6
                                                                    -------------------
CLOSING CASH CARRIED FORWARD                           19(b)         11,995     11,407
                                                                    -------------------


         The accompanying notes form part of these financial statements


                                                           Annual Report_2003_41

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2003


1_SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF ACCOUNTING
The financial report is a general purpose financial report which has been prepared in accordance with the requirements of the Corporations Act 2001 which includes applicable Accounting Standards. Other mandatory professional reporting requirements (Urgent Issues Group Consensus Views) have also been complied with. The financial report has been prepared in accordance with the historical cost convention.


CHANGES IN ACCOUNTING POLICIES
The accounting policies adopted are consistent with those of the previous year except for the accounting policy with respect to the provision for employee benefits.


EMPLOYEE BENEFITS
The company has adopted the revised Accounting Standard AASB 1028 "Employee Benefits", which has resulted in a change in the accounting policy for the measurement of employee benefit liabilities. Previously, the company measured the provision for employee benefits based on remuneration rates at the date of recognition of the liability. In accordance with the requirements of the revised Standard, the provision for employee benefits is now measured based on the remuneration rates expected to be paid when the liability is settled. The effect of the revised policy has had no material impact on the operating results of the company.


FOREIGN CURRENCIES
TRANSLATION OF FOREIGN CURRENCY TRANSACTIONS
Transactions in foreign currencies are converted to local currency at the rate of exchange ruling at the date of the transaction. Amounts payable to and by the entity that are outstanding at the reporting date and are denominated in foreign currencies have been converted to local currency using rates of exchange ruling at the end of the financial year. All resulting exchange differences arising on settlement or re-statement are brought to account in determining the net profit or loss for the financial year.


CASH AND CASH EQUIVALENTS
Cash on hand and in banks and short-term deposits are stated at the lower of cost and net realisable value.

For the purposes of the Statement of Cash Flows, cash includes cash on hand, in banks, in short term deposits and money market investments readily convertible to cash within 2 working days, net of outstanding bank overdrafts.

Bank overdrafts are carried at the principal amount. Interest is charged as an expense as it accrues.


42_PROGEN_Industries Limited

                                               NOTES TO THE FINANCIAL STATEMENTS
                                                 FOR THE YEAR ENDED 30 JUNE 2003


1_SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)


CASH AND CASH EQUIVALENTS
RECEIVABLES
Trade receivables are recognised and carried at original invoice amount less a provision for any uncollectible debts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written-off as incurred.


INVESTMENTS
Listed securities are carried at the lower of cost and recoverable amount. Where, in the opinion of the directors, there has been a decrease in the recoverable amount of an investment, a provision for diminution in value is recognised.

Investments in associates are carried at the lower of the equity-accounted amount and recoverable amount in the financial report. The effect of reciprocal adjustments are removed from the carrying value of the investment in the associate.

All other non-current investments are carried at the lower of cost and recoverable amount.


INVENTORIES
Inventories are valued at the lower of cost and net realisable value.

Costs incurred in bringing each product to its present location and condition are accounted for as follows:

-    Raw materials - purchase cost on a first-in-first-out basis; and

- Finished goods and work-in-progress - cost of direct material and labour and a portion of manufacturing overheads based on normal operating capacity.


RECOVERABLE AMOUNT
Non-current assets measured using the cost basis are not carried at an amount above their recoverable amount, and where carrying values exceed this recoverable amount assets are written down. In determining recoverable amount, the expected net cash flows have been discounted to their present value using a market determined risk adjusted discount rate. The company has not undertaken any noncurrent asset write downs of this kind during the current period.


PROPERTY, PLANT AND EQUIPMENT
COST AND VALUATION
All classes of property, plant and equipment are measured at cost.

DEPRECIATION
Depreciation is provided on a straight line basis on all property, plant and equipment.


                                                           Annual Report_2003_43

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2003


1_SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)


PROPERTY, PLANT AND EQUIPMENT (CONT'D)
Major depreciation periods are:          2003               2002
Plant and equipment                   5 - 10 years       5 - 10 years
Office furniture and equipment        3 - 10 years       3 - 10 years
Leasehold improvements              the lease term     the lease term


LEASES
Leases are classified at their inception as either operating or finance leases based on the economic substance of the agreement so as to reflect the risks and benefits incidental to ownership.

OPERATING LEASES
The minimum lease payments of operating leases, where the lessor effectively retains substantially all of the risks and benefits of ownership of the leased item, are recognised as an expense on a straight line basis.

Contingent rentals are recognised as an expense in the financial year in which they are incurred.

FINANCE LEASES
Leases which effectively transfer substantially all of the risks and benefits incidental to ownership of the leased item to the company are capitalised at the present value of the minimum lease payments and disclosed as property, plant and equipment under lease. A lease liability of equal value is also recognised.

Capitalised lease assets are depreciated over the estimated useful life of the assets. Minimum lease payments are allocated between interest expense and reduction of the lease liability with the interest expense calculated using the interest rate implicit in the lease and charged directly to the Statement of Financial Performance.

The cost of improvements to or on leasehold property is capitalised, disclosed as leasehold improvements, and depreciated on a straight line basis over the unexpired period of the lease or the estimated useful lives of the improvements, whichever is the shorter.


OTHER NON-CURRENT ASSETS
RESEARCH AND DEVELOPMENT COSTS
Research and development costs are expensed as incurred, except where future benefits are expected, beyond any reasonable doubt, to exceed those costs. Where research and development costs are deferred such costs are amortised over future periods on a basis related to expected future benefits. Unamortised costs are reviewed at each balance date to determine the amount (if any) that is no longer recoverable and any amount identified is written off. As at balance date the company has no deferred research and development expenditure.


44_PROGEN_Industries Limited

                                               NOTES TO THE FINANCIAL STATEMENTS
                                                 FOR THE YEAR ENDED 30 JUNE 2003


1_SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)


OTHER NON-CURRENT ASSETS (CONT'D)
EXPENDITURE CARRIED FORWARD
Significant items of carry forward expenditure having a benefit or relationship to more than one period are written off over the periods to which such expenditure relates.


PAYABLES
Liabilities for trade creditors and other amounts are carried at cost which is the fair value of the consideration to be paid in the future for goods and services received, whether or not billed to the company.


INTEREST - BEARING LIABILITIES
All loans are measured at the principal amount. Interest is charged as an expense as it accrues.

Finance lease liability is determined in accordance with the requirements of AASB 1008 "Leases".


CONTRIBUTED EQUITY
Issued and paid up capital is recognised at the fair value of the consideration received by the company.

Any transaction costs arising on the issue of ordinary shares are recognised directly in equity as a reduction of the share proceeds received.


REVENUE RECOGNITION
Revenue is recognised to the extent that it is probable that the economic benefits will flow to the entity and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognised:

SALE OF GOODS
Control of the goods has passed to the buyer.

RENDERING OF SERVICES
Where the contract outcome can be reliably measured, control of the right to be compensated for the services and the stage of completion can be reliably measured. Stage of completion is measured by reference to the outcome achieved to date as a percentage of the total outcome required for each contract.

Where the contract outcome cannot be reliably measured, revenue is recognised only to the extent that costs have been incurred.


                                                           Annual Report_2003_45

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2003


1_SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)


REVENUE RECOGNITION (CONT'D)
INTEREST
Control of the right to receive the interest payment.

DIVIDENDS
Control of the right to receive the dividend payment.

GRANT RECOVERY
Revenue is recognised as cash received proceeds are received. Payments in advance are allocated to deferred revenue and recognised as eligible expenditure is made as described in Note 20.


TAXES
INCOME TAX
Tax-effect accounting is applied using the liability method whereby income tax is regarded as an expense and is calculated on the accounting profit after allowing for permanent differences. To the extent timing differences occur the time items are recognised in the financial statements and when items are taken into account in determining taxable income, the net related taxation benefit or liability, calculated at current rates, is disclosed as a future income tax benefit or a provision for deferred income tax. The net future income tax benefit relating to tax losses and timing differences is not carried forward as an asset unless the benefit is virtually certain of being realised.

GOODS AND SERVICES TAX (GST)
GST received from customers is included in cash flows from customers. GST paid on supplies is included in payments to suppliers and employees. GST on acquisitions of plant and equipment is included in payment to suppliers and employees. GST paid to the Australian Tax Office is included in payments to suppliers. GST is not included in revenue and expenses and is included in receivables and payables.


EMPLOYEE BENEFITS
Provision is made for employee benefits accumulated as a result of employees rendering services up to the reporting date. These benefits include wages and salaries, annual leave, and long service leave.

Liabilities arising in respect of wages and salaries, annual leave, and any other employee benefits expected to be settled within twelve months of the reporting date are measured at their nominal amounts based on remuneration rates which are expected to be paid when the liability is settled. All other employee benefit


46_PROGEN_Industries Limited

                                               NOTES TO THE FINANCIAL STATEMENTS
                                                 FOR THE YEAR ENDED 30 JUNE 2003


1_SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)


EMPLOYEE BENEFITS (CONT'D)
liabilities are measured at the present value of the estimated future cash outflow to be made in respect of services provided by employees up to the reporting date. In determining the present value of future cash outflows, the market yield as at the reporting date on national government bonds, which have terms to maturity approximating the terms of the related liability are used.

Employee benefit expenses and revenues arising in respect of the following categories:

- wages and salaries, non-monetary benefits, annual leave, and long service leave, sick leave and other leave benefits; and

-    other types of employee benefits

are recognised against profits on a net basis in their respective categories.

The value of the equity-based compensation scheme described in note 21 is not being recognised as an employee benefits expense.


EARNINGS PER SHARE
Basic EPS is calculated as net profit attributable to members, adjusted to exclude costs of servicing equity (other than dividends) divided by the weighted average number of ordinary shares, adjusted for any bonus element.

Diluted EPS is calculated as net profit attributable to members, adjusted for:

-    costs of servicing equity (other than dividends);

- the after tax effect of dividends and interest associated with dilutive potential ordinary shares that have been recognized as expenses; and

- other non-discretionary changes in revenues or expenses during the period that would result from the dilution of potential ordinary shares divided by the weighted average number of ordinary shares and dilutive potential ordinary shares adjusted for any bonus element.


COMPARATIVES
Where necessary, comparative figures have been reclassified and repositioned for consistency with current year disclosures.

As a result of the first time application of the revised AASB 1028 "Employee Benefits" comparatives for employee options, as set out in Note 21, have been classified and positioned to be consistent with current year disclosures.


                                                           Annual Report_2003_47

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2003


                                                                    2003              2002
                                                                   $'000             $'000
------------------------------------------------------------------------------------------

2_REVENUE FROM ORDINARY ACTIVITIES

Revenue from operating activities

Revenue from sale of goods                                         2,980            2,507
Revenue from services                                              1,799            1,343
                                                                  ------------------------
TOTAL REVENUES FROM OPERATING ACTIVITIES                           4,779            3,850
                                                                  ------------------------


Other revenue from operating activities
Interest                                                             493              725
Grant recovery                                                       743              236
Proceeds from sale of property, plant and equipment                   27               27
Other revenue                                                         22              171
                                                                  ------------------------
TOTAL REVENUES FROM OUTSIDE THE OPERATING ACTIVITIES               1,285            1,159
                                                                  ------------------------


Revenue from non-operating activities

Revenue from sale of non-current investment                        2,091              651
                                                                  ------------------------
TOTAL REVENUES FROM OPERATING AND NON-OPERATING ACTIVITIES         8,155            5,660
                                                                  ========================


3_EXPENSES AND LOSSES/(GAINS)

Cost of goods sold:

Cost of sales - sale of goods                                      1,919            1,780
                                                                  ------------------------

Depreciation of non-current assets

Leasehold improvements                                               106               88
Plant and equipment                                                  607              422
Office furniture and equipment                                        58               59
Motor Vehicles                                                        11               15
Plant and equipment under finance lease                                -                6
                                                                  ------------------------
TOTAL DEPRECIATION OF NON-CURRENT ASSETS                             782              590
                                                                  ------------------------

Net foreign exchange loss / (gain)                                   451              145
Loss / (gain) on sale of investments                                  49               11
Provision for diminution of investments                               73               29
Loss / (gain) on disposal of property, plant and equipment           (13)             (21)
Operating lease rental                                                96               92


48_PROGEN_Industries Limited

                                               NOTES TO THE FINANCIAL STATEMENTS
                                                 FOR THE YEAR ENDED 30 JUNE 2003


                                                                                          2003       2002
                                                                                         $'000      $'000
---------------------------------------------------------------------------------------------------------

4_INCOME TAX

The prima facie tax, using tax rates applicable in the country of operation, on operating profit and extraordinary items differs from the income tax provided in the financial statements as follows:

Prima facie tax on profit from ordinary activities (2003 @ 30%; 2002 @ 30%)             (2,273)   (1,847)

Tax effect of permanent differences:

Other expenses                                                                              47        50
Additional deduction for research and development expenditure                             (278)     (337)
                                                                                        -----------------
Income tax adjusted for permanent differences                                           (2,504)   (2,134)

Future income tax benefit arising from tax losses not brought to account at balance date as realisation of the benefit is not regarded
as virtually certain                                                                     2,504     2,134
                                                                                        -----------------
Income tax attributable to operating loss                                                    -         -
                                                                                        =================

Estimated potential future income tax benefit attributable to tax losses not booked.    17,894    15,891
                                                                                        -----------------

The future income tax benefit will only be obtained if:
(i) future assessable income of a nature and of an amount sufficient to enable the benefit to be realised;
(ii) the conditions for deductibility imposed by tax legislation continue to be complied with; and
(iii) no changes in tax legislation adversely affect the company in realising the benefit.


                                                           Annual Report_2003_49

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2003


                                                                                            2003         2002
                                                                                           $'000        $'000
-------------------------------------------------------------------------------------------------------------
5_RECEIVABLES

Trade debtor                                                                                651          408
Provision for doubtful debts                                                                (22)         (22)
                                                                                           ------------------
                                                                                            629          386
Sundry debtors                                                                               37          116
                                                                                           ------------------
                                                                                            666          502
                                                                                           ==================


(a) Australian dollar equivalents
Australian dollar equivalent of amounts receivable in
foreign currencies not effectively hedged:
- United States Dollar                                                                        -            9


(b) Terms and conditions
Terms and conditions relating to the above financial instruments:
(i)  Trade debtors are non-interest bearing and generally on 30 day terms.
(ii) Sundry debtors are non-interest bearing and have repayment terms between 30 and 90 days.


6_INVENTORIES

Raw materials and stores - at cost                                                          149          145
Finished goods - at cost                                                                    647          275
Provision for diminution in value                                                             -          (46)
                                                                                           ------------------
Total inventories at lower of cost and net realisable value                                 796          374
                                                                                           ==================


7_OTHER CURRENT ASSETS

Prepayments                                                                                  94          564
                                                                                           ==================


50_PROGEN_Industries Limited

                                                                        NOTES TO THE FINANCIAL STATEMENTS
                                                                          FOR THE YEAR ENDED 30 JUNE 2003


                                                                                                         2003              2002
                                                                                                        $'000             $'000
-------------------------------------------------------------------------------------------------------------------------------
8_INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

Investment in associate                                                                                 1,883            3,381
                                                                                                       ========================


(a) Interest in associate
NAME                                                                         BALANCE DATE     OWNERSHIP INTEREST HELD BY ENTITY
                                                                                                             %                %
-------------------------------------------------------------------------------------------------------------------------------
Medigen Biotechnology company - ordinary shares                               31 December                 19.9            19.9


(i) PRINCIPAL ACTIVITY
Medigen Biotechnology company is a research and development company in the biotechnology industry based in Taiwan. Refer to note 18 for further details.


(ii) SHARE OF ASSOCIATE'S LOSSES
Share of associate's:
- net loss before income tax                                                                           (1,679)          (1,296)
- income tax attributable to net loss                                                                       -                -
                                                                                                       ------------------------
Share of associate's net loss                                                                          (1,679)          (1,296)
                                                                                                       ========================


(iii) CARRYING AMOUNT OF INVESTMENT IN ASSOCIATE
Balance at the beginning of the financial year                                                          3,884            5,180
Issue of shares in associate                                                                                -                -
Share of associate's net loss for the financial year                                                   (1,679)          (1,296)
                                                                                                       ------------------------
Balance at the end of the financial year                                                                2,205            3,884
Reciprocal shareholding in associate                                                                     (322)            (503)
                                                                                                       ------------------------
Carrying amount of investment in associate at the end of the financial year                             1,883            3,381
                                                                                                       ========================

(iv) SHARE OF ASSOCIATE'S ASSETS AND LIABILITIES
Current assets                                                                                          1,883            3,381
                                                                                                       ------------------------
Net assets                                                                                              1,883            3,381
                                                                                                       ========================


(v) RETAINED LOSSES OF THE ENTITY ATTRIBUTABLE TO ASSOCIATE
Balance at the beginning of the financial year                                                         (1,461)            (165)
Share of associate's net loss                                                                          (1,679)          (1,296)
                                                                                                       ------------------------
Balance at the end of the financial year                                                               (3,140)          (1,461)
                                                                                                       ========================


                                                           Annual Report_2003_51

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2003


                                                                     2003           2002
                                                                    $'000          $'000
----------------------------------------------------------------------------------------
9_OTHER FINANCIAL ASSETS (NON-CURRENT)

Investments at cost comprise:
Shares:
Listed (a)                                                           137            137
Floating rate notes - listed                                           -          2,500
Provision for diminution                                            (137)          (394)
                                                                 -----------------------
                                                                       -          2,243
                                                                 =======================


(a) Quoted market value of investments at balance date listed on a prescribed stock exchange.

Investments                                                            -          2,243
                                                                 =======================

Capital gains tax is applicable, however, there would be no capital gains tax payable if these assets were sold at their market values at the reporting date.
Listed shares have been written down to market value at balance date as the directors considered the carrying value of the shares to be in excess of their recoverable amount.


10_PROPERTY, PLANT & EQUIPMENT

LEASEHOLD IMPROVEMENTS
At cost                                                              527            523
Accumulated depreciation                                            (351)          (245)
                                                                 -----------------------
                                                                     176            278
                                                                 -----------------------

PLANT AND EQUIPMENT
At cost                                                            4,292          4,199
Accumulated depreciation                                          (2,829)        (2,228)
                                                                 -----------------------
                                                                   1,463          1,971
                                                                 -----------------------

OFFICE FURNITURE AND EQUIPMENT
At cost                                                              447            400
Accumulated depreciation                                            (354)          (305)
                                                                 -----------------------
                                                                      93             95
                                                                 -----------------------

MOTOR VEHICLES
At cost                                                               89             87
Accumulated depreciation                                             (52)           (55)
                                                                 -----------------------
                                                                      37             32
                                                                 -----------------------

MOTOR VEHICLES UNDER FINANCE LEASE
At cost                                                                -             34
Accumulated depreciation                                               -            (14)
                                                                 -----------------------
                                                                       -             20
                                                                 -----------------------

TOTAL PROPERTY, PLANT AND EQUIPMENT
At cost                                                            5,355          5,243
Accumulated depreciation                                          (3,586)        (2,847)
                                                                 -----------------------
Total written down amount                                          1,769          2,396
                                                                 =======================


52_PROGEN_Industries Limited

                                                       NOTES TO THE FINANCIAL STATEMENTS
                                                         FOR THE YEAR ENDED 30 JUNE 2003


                                                                     2003           2002
                                                                    $'000          $'000
----------------------------------------------------------------------------------------

10_PROPERTY, PLANT & EQUIPMENT (cont'd)

b) Reconciliations
Reconciliations of the carrying amounts of property, plant and equipment at the beginning and end of the current and previous financial year.

LEASEHOLD IMPROVEMENTS
Carrying amount at beginning                                         278            240
Additions                                                              4            126
Disposals                                                              -              -
Depreciation expense                                                (106)           (88)
                                                                 -----------------------
                                                                     176            278
                                                                 -----------------------

PLANT AND EQUIPMENT
Carrying amount at beginning                                       1,971          1,182
Additions                                                            107          1,264
Disposals                                                             (8)           (53)
Depreciation expense                                                (607)          (422)
                                                                 -----------------------
                                                                   1,463          1,971
                                                                 -----------------------

OFFICE FURNITURE AND EQUIPMENT
Carrying amount at beginning                                          95             95
Additions                                                             58             59
Disposals                                                             (2)             -
Depreciation expense                                                 (58)           (59)
                                                                 -----------------------
                                                                      93             95
                                                                 -----------------------

MOTOR VEHICLES
Carrying amount at beginning                                          32             47
Additions                                                             20              -
Disposals                                                             (4)             -
Depreciation                                                         (11)           (15)
                                                                 -----------------------
                                                                      37             32
                                                                 -----------------------

MOTOR VEHICLES UNDER FINANCE LEASE
Carrying amount at beginning                                          20             61
Additions                                                              -              -
Disposals                                                            (20)           (35)
Depreciation expense                                                   -             (6)
                                                                 -----------------------
                                                                       -             20
                                                                 -----------------------


                                                           Annual Report_2003_53

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2003


                                                                     2003           2002
                                                                    $'000          $'000
----------------------------------------------------------------------------------------

11_OTHER (NON CURRENT)

Security deposits                                                      15             15
                                                                 =======================

12_PAYABLES (CURRENT)

Trade creditors                                                     1,034            986
Other creditors                                                       673            204
                                                                 -----------------------
                                                                    1,707          1,190
                                                                 =======================

(a) Australian dollar equivalents

Australian dollar equivalent of amounts payable in
foreign currencies not effectively hedged:
- United States Dollar                                                157             94
- Pounds Sterling                                                       -             12
- Swiss Francs                                                          -             23
- Canadian Dollars                                                      -             66
- Swedish Kroner                                                        -              7
- Euro Dollar                                                         231              -


(b) Terms and conditions

Terms and conditions relating to the above financial instruments
(i) Trade creditors are non-interest bearing and are normally settled on 30 day terms.
(ii) Other creditors are non-interest bearing and have a term between 30 days and 12 months.


13_INTEREST-BEARING LIABILITIES (CURRENT)

Insurance finance                                                       -            406
Lease liability                                                         -             14
                                                                 -----------------------
                                                                        -            420
                                                                 =======================

14_PROVISIONS (CURRENT)

Employee benefits                                                     217            169
                                                                 =======================

15_OTHER (CURRENT)

Deferred income                                                       593            527
                                                                 =======================


The company has a deferred income amount resulting from advanced payments made in respect of research and development contracts for work to be performed.


54_PROGEN_Industries Limited

                                                       NOTES TO THE FINANCIAL STATEMENTS
                                                         FOR THE YEAR ENDED 30 JUNE 2003


                                                                     2003           2002
                                                                    $'000          $'000
----------------------------------------------------------------------------------------
16_INTEREST-BEARING LIABILITIES (NON-CURRENT)
Lease liability - non-current ( refer note 20 )                         -              -

17_PROVISIONS (NON-CURRENT)
Employee benefits - non-current ( refer note 21 )                      70             75

18_CONTRIBUTED EQUITY
a) Issued and paid up capital
Ordinary shares fully paid                                         67,143         63,616


b) Movements in shares on issue

                                                       2003                  2002

                                               NUMBER OF    $'000    NUMBER OF     $'000
                                                  SHARES                SHARES
----------------------------------------------------------------------------------------
Beginning of the financial year               24,391,869   63,616   24,391,869   63,616
Issued during the year
- equity raising through share purchase plan   1,781,386    1,140            -
- equity raised through private placement      3,925,968    2,513            -
  less transaction costs                                     (126)           -
                                              -----------------------------------------
End of the financial year                     30,099,223   67,143   24,391,869   63,616
                                              =========================================

Shares allotted under the share purchase plan and private placements were issued on the 30th June 2003. All transaction costs relate to these shares issued.


c) Shares options

Options over ordinary shares:
Employee share incentive scheme:

During the financial year, no options were issued over ordinary shares. Details are provided in Note 21

At the end of the year there were a total of 1,168,220 (2002: 2,240,770) unissued ordinary shares in respect of which options were outstanding. On the 31 December 2002 the 1,000,000 options granted to Everspring Industry Company, as part of the company's strategic alliance with Medigen Biotechnology Corporation expired and are not included in the total options at 30 June 2003.


                                                           Annual Report_2003_55

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2003


                                                                                                2003           2002
                                                                                               $'000          $'000
-------------------------------------------------------------------------------------------------------------------

19_STATEMENT OF CASH FLOWS

(a) Reconciliation of the operating profit after tax to the net cash flows from operations
Profit / (Loss) from ordinary activities after tax                                           (7,578)        (6,156)


Non-Cash Items

Depreciation of non current assets                                                              782            590
(Increment) /decrement in provision for non-current investments                                (102)           249
Net foreign currency (gains)/losses                                                               -              -
Net (profit)/loss on disposal of property, plant and equipment                                  (13)            21
(Gain)/loss on sale of investments                                                               49           (420)
Share of associates' net (profits)/losses                                                     1,679          1,296


Changes in assets and liabilities

(Increase)/decrease in trade and other debtors                                                  164            212
(Increase)/decrease in prepayments                                                               64             76
(Increase)/decrease in inventories                                                             (377)            38
(Decrease)/increase in trade and other creditors                                                636           (117)
(Decrease)/increase in employee benefits                                                        (66)             -
                                                                                            -----------------------
Net cash used in operating activities                                                        (4,762)        (4,211)
                                                                                            =======================


b) Reconciliation of cash

Cash balance comprises:
Cash                                                                                          6,374          2,378
Short term deposits                                                                           5,621          9,029
                                                                                            -----------------------
Closing cash balance                                                                         11,995         11,407
                                                                                            =======================


c) financing facilities available

At 30 June 2003, the company had a wholly unused bank overdraft facility of $35,000 available for use.


56_PROGEN_Industries Limited

                                               NOTES TO THE FINANCIAL STATEMENTS
                                                 FOR THE YEAR ENDED 30 JUNE 2003


                                                                  2003      2002
                                                                 $'000     $'000
--------------------------------------------------------------------------------

20_EXPENDITURE COMMITMENTS

(a) Expenditure commitments

GRIFFITH UNIVERSITY
In March, 2001 Progen entered into an agreement with Griffith University to fund research aimed at designing specific inhibitors of the enzyme heparanase. Based on previous research by Progen, it is proposed that these inhibitors may be effective as drug leads for treatment of anti-inflammatory disease. Professor Mark von Itzstein is leading this program at Griffith University and Progen has agreed to provide funds totalling $1.2 million over a three year period to support the research.

CLINICAL TRIALS
In addition to the PI-88 melanoma Phase I/II study initiated in Colorado in the United States of America, Progen has completed a Phase II trial in patients suffering advanced multiple myeloma, and a PI-88 Phase I clinical trial exploring the combination of PI-88 with chemotherapy (Taxotere(R)). Medigen Biotechnology Corporation is also embarking on a PI-88 Phase II clinical trial in post resection liver cancer to be conducted in Taiwan and funded by Medigen. A PI-166 Phase I clinical trial was also initiated by Progen in January 2003 in unresectable liver cancer.

START GRANT
In September 2001, Progen was awarded a $3.1 million grant under the Australian Federal Government's AusIndustry R&D START program (R&D START) to develop a drug discovery research platform based on the role of carbohydrates in disease. The grant allows Progen to claim back 50% of eligible expenditure allocated to the project over a three year period. Progen plans to use this technology platform to discover new compounds for in-house clinical development and / or to form drug design partnerships with other pharmaceutical and biotechnology companies. The new R&D START grant project, will build on existing Intellectual Property developed through collaborative research with the Australian National University. It will be supported by a $3.4 million commitment from the company over the three year span of the grant.

The remaining amounts payable in respect of the above agreements are estimated to be as follows:

Estimated expenditure contracted for at balance date, but not provided for, payable:

- not later than one year                                       2,930      2,410
- later than one year but not later than five years               875      2,553
                                                               -----------------
                                                                3,805      4,963
                                                               =================

(b) Lease expenditure commitments

(i) OPERATING LEASES (NON-CANCELLABLE)
Minimum lease payments
- not later than one year                                          73         93
- later than one year and not later than five years                 -         70
                                                               -----------------
- aggregate lease expenditure contracted for at balance date       73        163
                                                               =================

(ii) OPTION LIABILITY (NON CURRENT)
Non-extension of lease                                             15         15
                                                               =================

The operating lease commitments include the rental of office premises. The lease agreement expires in March 2004, with an option to renew for a further 3 years.


                                                           Annual Report_2003_57

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2003


                                                                 2003         2002
                                                                $'000        $'000
----------------------------------------------------------------------------------

20_EXPENDITURE COMMITMENTS (cont'd)

(iii) FINANCE LEASES
- not later than one year                                           -         433
- later than one year but not later than five years                 -           -
                                                                ------------------
- total minimum lease payments                                      -         433
- future finance charges                                            -         (13)
                                                                ------------------
- lease liability                                                   -         420
                                                                ==================
- current liability                                                 -         420
- non-current liability                                             -           -
                                                                ------------------
                                                                    -         420
                                                                ==================


21_EMPLOYEE BENEFITS AND SUPERANNUATION COMMITMENTS

Employee benefits

The aggregate employee entitlement liability is comprised of:

Accrued wages, salaries and on-costs                              258          73
Provisions (current)                                              217         169
Provisions (non-current)                                           70          75
                                                                ------------------
                                                                  545         317
                                                                ==================

Employee share incentive scheme

An employee and executive directors share incentive scheme has been established where directors, executives and certain permanent members of staff of Progen Industries Limited are issued with options over the ordinary shares of Progen Industries Limited. The options, issued for nil consideration, are issued in accordance with the employee and executive directors option plans established by the directors of Progen Industries Limited. The options are issued for a term of 5 years and are exercisable upon issue. There are currently 4 directors, 2 executives and 23 staff eligible for this scheme.


58_PROGEN_Industries Limited

                                               NOTES TO THE FINANCIAL STATEMENTS
                                                 FOR THE YEAR ENDED 30 JUNE 2003


21_EMPLOYEE BENEFITS AND SUPERANNUATION COMMITMENTS (cont'd)

Information with respect to the number of options granted under the employee share incentive scheme is as follows:

                                                  2003                          2002
                                 NUMBER OF OPTIONS   WEIGHTED AVERAGE  NUMBER OF   WEIGHTED AVERAGE
                                                      EXERCISE PRICE    OPTIONS     EXERCISE PRICE
---------------------------------------------------------------------------------------------------
Beginning of the financial year          1,240,770               4.97  1,433,515               4.97
- granted                                        -                  -     22,000               4.00
- forfeited                                (72,550)              4.18   (214,745)              4.73
- exercised                                      -                  -          -                  -
                                       ------------------------------------------------------------
Balance at end of year                   1,168,220               4.97  1,240,770               4.97
                                       ============================================================
Exercisable at end of year               1,168,220                     1,240,770
                                       ============================================================

The following table summarises information about options granted under the employee share incentive scheme outstanding and exercisable at 30 June 2003:

                                   BALANCE BEGINNING OF YEAR   BALANCE END OF YEAR

GRANT DATE          EXPIRY DATE     NUMBER OF    AVERAGE     NUMBER OF    AVERAGE
                                     OPTIONS   OPTION PRICE   OPTIONS   OPTION PRICE
------------------------------------------------------------------------------------
19 January 1999   30 November 2003    195,950          5.34    186,200          5.34
8 February 2000    8 February 2005    100,000          4.46    100,000          4.46
8 February 2000    8 February 2005    200,000          6.24    200,000          6.24
8 February 2000    8 February 2005    100,000          8.91    100,000          8.91
22 December 2000  22 December 2005    350,000          4.00    350,000          4.00
28 February 2001  28 February 2006    294,820          4.00    232,020          4.00
                                    ------------------------------------------------
                                    1,240,770                1,168,220
                                    ================================================

All options on issue at 30 June 2003 are exercisable from grant date.


22_CONTINGENT LIABILITIES

No contingent liabilities existed at balance date.


23_SUBSEQUENT EVENTS

In July 2003, Progen signed an agreement to fund the company's insurance premium for the year end 30 June 2004. The terms of the agreement state that the amount funded is to be repaid in ten equal instalments of $57,051 including finance charges. The first payment was made in July 2003 and the interest rate is 3.15% per annum.


                                                           Annual Report_2003_59

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2003


                                                                              2003            2002
                                                                             $'000           $'000
--------------------------------------------------------------------------------------------------

24_EARNINGS PER SHARE

Basic and diluted earnings (loss) per share (cents per share)                 (31.1)        (25.2)
                                                                        --------------------------

Weighted average number of ordinary shares on issue used in
the calculation of basic earnings per share                              24,391,869    24,391,869
                                                                        --------------------------


25_REMUNERATION OF DIRECTORS

a) Directors' remuneration
Income paid or payable, or otherwise made available, in respect of the financial year to all directors of Progen Industries Limited,
directly or indirectly, from the entity or any related party:               691,549       564,755
                                                                        --------------------------

The numbers of directors of Progen Industries Limited whose income (including superannuation contributions) falls within the following bands is:

                                                                               NO.            NO.
                                                                            ---------------------
$40,000 - $49,999                                                                4              4
$160,000 - $169,999                                                              -              1
$210,000 - $219,999                                                              1              -
$230,000 - $239,999                                                              -              1
$300,000 - $309,999                                                              1              -


26_REMUNERATION OF EXECUTIVES

Remuneration received or due and receivable by executive officers of the company whose remuneration is $100,000 or more, from the company or any related party, in connection with the management of the affairs of the entities in the consolidated entity whether as
an executive officer or otherwise:                                          892,891       736,298
                                                                        --------------------------

The numbers of executive officers of Progen Industries Limited whose remuneration falls within the following bands is:
                                                                               NO.            NO.
                                                                            ---------------------
$100,000 - $109,999                                                              -              1
$110,000 - $119,999                                                              2              1
$120,000 - $129,999                                                              -              1
$130,000 - $139,999                                                              1              -
$160,000 - $169,999                                                              -              1
$210,000 - $219,999                                                              1              -
$230,000 - $239,999                                                              -              1
$300,000 - $309,999                                                              1              -


60_PROGEN_Industries Limited

                                                        NOTES TO THE FINANCIAL STATEMENTS
                                                          FOR THE YEAR ENDED 30 JUNE 2003


                                                                       2003          2002
                                                                      $'000         $'000

27_AUDITORS' REMUNERATION

Amounts received or due and receivable by Ernst & Young for:
- an audit or review of the financial report of the entity          101,200        88,500
- other services in relation to the entity                            8,000         9,305
                                                                   ----------------------
                                                                    109,200        97,805
                                                                   ======================


28_RELATED PARTY DISCLOSURES

Directors

The directors of Progen Industries Limited during the financial year were:
S. Chang                                    L.J Lee
E. Cheng (Alternate to Dr S.S.C. Chang)     Prof. J.R. Zalcberg
P.O. Burns                                  M.L. Eutick
Dr S.S.C. Chang


Director - related entity transactions

There were no transactions with related entities during the year.


Related party transactions

Other than that stated above, there were no other transactions with other related parties, directors or director-related entities during the year.


Equity instruments of directors

Interests in the equity instruments of Progen Industries Limited held by directors of the reporting entity:

                                          ORDINARY SHARES FULLY PAID  OPTIONS OVER ORDINARY SHARES
                                         2003 NUMBER     2002 NUMBER  2003 NUMBER     2002 NUMBER
S. Chang                                     432,377         424,564      125,000         125,000
L.J Lee                                            -               -      450,000         450,000
Prof. J.R. Zalcberg                           15,849          14,286      125,000         125,000
P.O. Burns                                       500             500       75,000          75,000
M.L. Eutick                                        -               -       75,000          75,000
Dr S.S.C. Chang (i)                                -               -            -               -
E. Cheng (Alternate to Dr. S.S.C Chang)            -               -            -               -
                                         --------------------------------------------------------
                                             448,726         439,350      850,000         850,000
                                         ========================================================

(i) Dr S.S.C. Chang is the CEO, a director of Medigen Biotechnology Corporation (Medigen). Medigen owns 3,250,089 shares in Progen.


                                                           Annual Report_2003_61

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2003


29_SEGMENT INFORMATION

The company operates predominantly in the biotechnology industry. Its activities comprise the research, development, manufacture and marketing of a range of molecular biology products and the research and potential commercialisation of biopharmaceuticals.

The company operates predominantly in Australia, however does import and export some products.


                                          RESEARCH AND       LIFE      CONTRACT
                                           DEVELOPMENT    SCIENCE   MANUFACTURE     TOTAL
BUSINESS SEGMENTS 2003                           $'000      $'000         $'000     $'000
-----------------------------------------------------------------------------------------
OPERATING REVENUE
Sale to customers outside the
consolidated entity                                  -      2,980         1,799    4,779

                                              ---------------------------------
Total segment revenue                                -      2,980         1,799
                                              =================================
Unallocated revenue                                                                3,376
                                                                                 --------
Total revenue                                                                      8,155
                                                                                 ========

Segment result                                  (4,547)       493           277   (3,777)
                                              =================================

Share of (loss) of associate accounted
for using the equity method                                                       (1,679)
Unallocated expenses                                                              (2,122)
                                                                                 --------
Operating (loss)                                                                  (7,578)
                                                                                 ========


                                          RESEARCH AND       LIFE      CONTRACT
                                           DEVELOPMENT    SCIENCE   MANUFACTURE     TOTAL
BUSINESS SEGMENTS 2002                           $'000      $'000         $'000    $'000
-----------------------------------------------------------------------------------------
OPERATING REVENUE
Sale to customers outside the
consolidated entity                                  -      2,507         1,343    3,850

                                              ---------------------------------
Total segment revenue                                -      2,507         1,343
                                              =================================
Unallocated revenue                                                                1,810
                                                                                 --------
Total revenue                                                                      5,660
                                                                                 ========

Segment result                                  (4,169)       199           700   (3,270)
                                              =================================

Share of (loss) of associate accounted
for using the equity method                                                       (1,296)
Unallocated expenses                                                              (1,590)
                                                                                 --------
Operating (loss)                                                                  (6,156)
                                                                                 ========


62_PROGEN_Industries Limited

                                               NOTES TO THE FINANCIAL STATEMENTS
                                                 FOR THE YEAR ENDED 30 JUNE 2003


29_SEGMENT INFORMATION (cont'd)

                                                         RESEARCH AND       LIFE     CONTRACT
                                                          DEVELOPMENT    SCIENCE   MANUFACTURE    TOTAL
BUSINESS SEGMENTS 2003                                          $'000      $'000         $'000    $'000
-------------------------------------------------------------------------------------------------------
Assets
Segment assets                                                     645     1,239         1,293    3,177
                                                               ==============================
Unallocated assets                                                                               14,041
                                                                                                 ------
Total assets                                                                                     17,218
                                                                                                 ======

LIABILITIES
Segment liabilities                                                480       530           249    1,259
                                                               ==============================
Unallocated liabilities                                                                           1,328
                                                                                                 ------
Total liabilities                                                                                 2,587
                                                                                                 ======

OTHER SEGNMENT INFORMATION:
Equity accounted investments included in segment assets                                           1,883

Acquistion of property, plant and equipment,
and other non-current assets                                        23         9            53       85

Depreciation                                                       315        13           454      782

Non-cash expenses other than depreciation                            -         -             -        -


                                                         RESEARCH AND       LIFE     CONTRACT
                                                          DEVELOPMENT    SCIENCE   MANUFACTURE    TOTAL
BUSINESS SEGMENTS 2002                                           $'000     $'000         $'000    $'000
-------------------------------------------------------------------------------------------------------
Assets
Segment assets                                                     905       745         1,570    3,220
                                                               ==============================
Unallocated assets                                                                               17,662
                                                                                                 ------
Total assets                                                                                     20,882
                                                                                                 ======

LIABILITIES
Segment liabilities                                                305       412           766    1,483
                                                               ==============================
Unallocated liabilities                                                                             898
                                                                                                 ------
Total liabilities                                                                                 2,381
                                                                                                 ======

OTHER SEGNMENT INFORMATION:
Equity accounted investments included in segment assets                                           3,381

Acquistion of property, plant and equipment,
and other non-current assets                                       699         4           746    1,449

Depreciation                                                       168        22           400      590

Non-cash expenses other than depreciation                            -         -             -        -


                                                           Annual Report_2003_63

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2003


30_FINANCIAL INSTRUMENTS

a) Interest rate risk

The company's exposure to interest rate risks and the effective interest rates of financial assets and financial liabilities, both recognised and unrecognised at the balance date are as follows:

FIXED INTEREST RATE MATURING IN:

FINANCIAL INSTRUMENTS              FLOATING   1 YEAR OR LESS   OVER 1 TO   MORE THAN   NON-INTEREST      TOTAL CARRYING
                              INTEREST RATE                      5 YEARS     5 YEARS        BEARING       AMOUNT AS PER
                                                                                                      THE BALANCE SHEET
2003                                  $'000            $'000       $'000       $'000          $'000              $'000%
-----------------------------------------------------------------------------------------------------------------------
(i) Financial assets

Cash                                  6,374            5,621           -           -              -              11,995
Trade and other receivables               -                -           -           -            666                 666
Security deposit                          -                -           -           -             15                  15
                                      ----------------------------------------------------------------------------------
Total financial assets                6,374            5,621           -           -            681              12,676
                                      ==================================================================================

(ii) Financial liabilities
Trade creditors                           -                -           -           -          1,707               1,707
                                      ----------------------------------------------------------------------------------
Total financial liabilities               -                -           -           -          1,707               1,707
                                      ==================================================================================


FINANCIAL INSTRUMENTS                  WEIGTED
                             AVERAGE EFFECTIVE
                                INTEREST RATES
2003                                         %
----------------------------------------------
(i) Financial assets

Cash                                       4.8
Trade and other receivables                  -
Security deposit                           3.9
Total financial assets


(ii) Financial liabilities
Trade creditors                              -
Total financial liabilities


FIXED INTEREST RATE MATURING IN:

FINANCIAL INSTRUMENTS              FLOATING   1 YEAR OR LESS   OVER 1 TO   MORE THAN   NON-INTEREST      TOTAL CARRYING
                              INTEREST RATE                      5 YEARS     5 YEARS        BEARING       AMOUNT AS PER
                                                                                                      THE BALANCE SHEET
2002                                  $'000           $'000        $'000       $'000          $'000              $'000%
-----------------------------------------------------------------------------------------------------------------------
(i) Financial assets

Cash                                 2,378            9,029           -           -              -              11,407
Trade and other receivables              -                -           -           -            502                 502
Security deposit                         -                -           -           -             15                  15
Floating rate notes                  2,500                -           -           -              -               2,500
                                      ---------------------------------------------------------------------------------
Total financial assets               4,878            9,029           -           -            517              14,424
                                      =================================================================================


(ii) Financial liabilities
Trade creditors                          -                -           -           -          1,190               1,190
Finance lease liability                  -              420           -           -              -                 420
                                      ---------------------------------------------------------------------------------
Total financial liabilities              -              420           -           -          1,190               1,610
                                      =================================================================================


FINANCIAL INSTRUMENTS                  WEIGTED
                             AVERAGE EFFECTIVE
                                INTEREST RATES
2002                                         %
----------------------------------------------
(i) Financial assets
Cash                                       4.2
Trade and other receivables                  -
Security deposit                           3.0
Floating rate notes                        5.5
Total financial assets


(ii) Financial liabilities
Trade creditors                              -
Finance lease liability                    7.9
Total financial liabilities


64_PROGEN_Industries Limited

                                               NOTES TO THE FINANCIAL STATEMENTS
                                                 FOR THE YEAR ENDED 30 JUNE 2003


30_FINANCIAL INSTRUMENTS (cont'd)

b) Net fair values

All financial assets and liabilities have been recognised at the balance date at their net fair values.

(i)THE FOLLOWING METHODS AND ASSUMPTIONS ARE USED TO DETERMINE THE NET FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES

Recognised financial instruments

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS: The carrying amount approximates fair value because of their short-term to maturity.

TRADE RECEIVABLES, TRADE CREDITORS AND DIVIDENDS RECEIVABLE: The carrying amount approximates fair value.

SHORT-TERM BORROWINGS: The carrying amount approximates fair value because of their short-term to maturity.

NON-CURRENT INVESTMENTS/SECURITIES: For financial instruments traded in organised financial markets, fair value is the current quoted market bid price for an asset or offer price for a liability, adjusted for transaction costs necessary to realise the asset or settle the liability. For investments where there is no quoted market price, a reasonable estimate of the fair value is determined by reference to the current market value of another instrument which is substantially the same or is calculated based on the expected cash flows or the underlying net asset base of the investment/security.


c) Credit risk exposure

The company's maximum exposure to credit risk at balance date in relation to each class of recognised financial assets is the carrying amount of those assets in the balance sheet.


d) Hedging instruments

At 30 June 2003, the company had no unused forward exchange contract facilities ( 2002: $Nil ).


31_RECONCILIATION OF ACCUMULATED LOSSES

                                                                            2003            2002
                                                                           $'000           $'000
-------------------------------------------------------------------------------------------------
Balance at the beginning of the financial year                           (44,612)        (38,456)
Net profit/(loss) attributable to members of Progen Industries Limited    (7,578)         (6,156)
                                                                        -------------------------
Total available for appropriation                                        (52,190)        (44,612)
                                                                        -------------------------
Balance at the end of the financial year                                 (52,190)        (44,612)
                                                                        =========================


                                                           Annual Report_2003_65

ASX ADDITIONAL INFORMATION
FOR THE YEAR ENDED 30 JUNE 2003


ASX Additional Information

Additional information required by the Australian Stock Exchange Ltd not shown elsewhere in this report is as follows. The information is current as at 25 August 2003.


Substantial Shareholders

The number of shares held by substantial shareholders listed in the company's ASX register as at 25 August, 2003 were Medigen Biotechnology Corporation with 3,250,089 shares and Computershare Investor with 2,868,094 ordinary shares.


Classes of Shares and Voting Rights
On 25 August, 2003 there were 3,066 holders of ordinary shares in the company. The voting rights attached to all ordinary shares in the company, set out in
Article 2(a) of the company's Articles of Association are:
(a)  ORDINARY SHARES:
     Every Member may vote:-
     (i)  On a show of hands every member has one vote; and
     (ii) On a poll, every Member has one vote for each fully paid share;
(b)  OPTIONS: NO VOTING RIGHTS


Distribution of Shareholders and Optionholders as at 25 August, 2003

CATEGORY                NO. OF ORDINARY       NO. OF 2001      NO. OF 2000      NO. OF 1999
(SIZE OF HOLDING)  SHAREHOLDERS (QUOTED)   OPTION HOLDERS   OPTION HOLDERS   OPTION HOLDERS
                                               (UNQUOTED)        (UNQUOTED)      (UNQUOTED)
-------------------------------------------------------------------------------------------
1 - 1,000                          1,497                -                -                2
1,001 - 5,000                      1,016                3                -                2
5,001 - 10,000                       270                8                -                9
10,001-50,000                        225               10                4                3
50,001-100,000                        21                -                -                -
100,001 and over                      37                -                1                -
-------------------------------------------------------------------------------------------
                                   3,066               21                5               16
===========================================================================================

The number of ordinary shareholders holding less than a marketable parcel as at 25 August,
2003 was 499.


66_PROGEN_Industries Limited

                                                      ASX ADDITIONAL INFORMATION
                                                 FOR THE YEAR ENDED 30 JUNE 2003


Twenty Largest Shareholders as at 25 August, 2003

                                                         NO.           PERCENT
-------------------------------------------------------------------------------
Medigen Biotechnology Corporation                      3,250,089          10.8%
Computershare Investor                                 2,868,094           9.5%
Miss Fu Mei Wang                                         985,434           3.3%
Queensland Investment Corporation                        968,201           3.2%
Ms Fu Ying Wang                                          967,813           3.2%
Mr Min-Hua Yeh                                           751,017           2.5%
Merrill Lynch (Australia) Nominees Pty Ltd               737,258           2.5%
Mr Chi-Liang Yang                                        508,506           1.7%
Citicorp Nominees Pty Ltd                                489,969           1.6%
Dr Gerard William Brady                                  429,134           1.4%
Mr Jao-Huei Chang                                        411,857           1.4%
Mr Wen-Shui Kuo & Mrs Huang Pi-Shia Kuo                  410,533           1.4%
Mr Cien-Chuan Chen                                       393,976           1.3%
Ming Chen                                                390,625           1.3%
Mr Stephen Chang & Mrs Lisa Chang                        376,616           1.2%
Westpac Custodian Nominees Ltd                           365,911           1.2%
Mrs Lee Li Hsueh Yang                                    365,332           1.2%
Mr Yung-Fong Lu                                          351,905           1.2%
Mr Jin-Chong Wang                                        348,888           1.2%
Mrs Chang Chien Lan-Hsiang Wang                          348,579           1.1%
-------------------------------------------------------------------------------
Total Top 20                                          15,719,737          52.2%
-------------------------------------------------------------------------------

The 20 largest shareholders hold 52.2 percent of the Ordinary Shares of Progen Industries Limited.


Unquoted Equity Securities

NUMBER                                                            NO. ON ISSUE  NO. OF HOLDERS
----------------------------------------------------------------------------------------------
Options issued under the 1995 Employee Plan in 1999                    186,200              14
Options issued under the Executive Directors Option Plan in 2000       400,000               1
Options issued under the 2000 Employee Plan in 2000                    350,000               5
Options issued under the 2000 Employee Plan in 2001                    232,020              23


                                                           Annual Report_2003_67

CORPORATE DIRECTORY


DIRECTORS

S. Chang (Chairman)
L.J. Lee (Managing Director)
Prof. J.R. Zalcberg
P.O. Burns
M.L. Eutick
Dr. S.S.C. Chang
E. Chang (alternate to Dr. S.S.C. Chang)


COMPANY SECRETARY

M. McColl


REGISTERED OFFICE

2806 Ipswich Road
Darra, Queensland 4076
Australia
Phone +61 7 3273 9100
Fax +61 7 3375 9318


SHARE REGISTRY - AUSTRALIA

Computershare Investor Services
Pty Limited
Level 27, Central Plaza One
345 Queen Street
Brisbane, Queensland 4000
Phone 1300 552 270


SHARE REGISTRY - UNITED STATES

Computershare Investor Services US
12039 West Alameda Parkway,
SuiteZ-2, Lakewood Co. 80228.
Phone 1303 986 5400


ABN

82 010 975 612


BANKERS

National Australia Bank Limited
Suncorp-Metway Limited


STOCK EXCHANGES

Australian Stock Exchange
ASX: PGL NASDAQ: PGLAF


AUDITORS

Ernst & Young
Level 5, Waterfront Place
1 Eagle Street
Brisbane, Queensland 4000
Australia


68_PROGEN_Industries Limited